UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐        Preliminary Proxy Statement

☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒        Definitive Proxy Statement

☐        Definitive Additional Materials

☐        Soliciting Material under § 240.14a-12
Quotient Technology Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐        Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

QUOTIENT TECHNOLOGY INC.
400 LOGUE AVENUE
MOUNTAIN VIEW, CA 94043
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Daylight Time on Thursday, June 3, 2021
TO THE STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC.:
The Annual Meeting of Stockholders (“Annual Meeting”) of Quotient Technology Inc., a Delaware corporation (“Quotient” or the “Company”), will be held on Thursday, June 3, 2021, at 10:00 a.m. PDT, for the following purposes as more fully described in the accompanying proxy statement:
1.To elect our Board of Directors’ two nominees for Class I directors named herein to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;
2.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules;
3.To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
4.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
This year's Annual Meeting will be held as a virtual-only meeting due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, directors and stockholders. While you will not be able to attend the Annual Meeting physically, the Annual Meeting has been designed to provide stockholders with the same opportunities to participate in the virtual meeting as they would have had at an in-person meeting. Stockholders of record as of the record date will be able to attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2021. To join the meeting, you will need your 16-digit control number as provided in your proxy materials. For further information regarding the virtual meeting, please see the "Questions and Answers" section of the proxy statement.
Only stockholders of record of our common stock at the close of business on April 13, 2021 (the “Record Date”) will be entitled to receive a notice of, and to vote at the Annual Meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
In accordance with SEC rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2021 and provided access to our proxy materials over the internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.
If you have any further questions about voting or attending the Annual Meeting, please contact our proxy solicitor, D.F. King & Co., Inc. Stockholders may call toll-free at (800) 549-6746, and banks and brokers may call collect at (212) 269-5550. D.F. King may be reached by email at Quot@dfking.com. If you have any general questions regarding the Annual Meeting, please visit our website at www.quotient.com or contact our investor relations department at (650) 605-4600 (option 7). Our Annual Report on Form 10-K for the year ended December 31, 2020 and our 2021 Proxy Statement are available at https://materials.proxyvote.com/749119103.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.

We appreciate your continued support of Quotient and look forward to receiving your proxy.
By order of the Board of Directors,
Connie Chen
General Counsel and Secretary
Mountain View, California
April 22, 2021

We are closely monitoring developments related to the COVID-19 pandemic. It could become necessary to change the date, time and/or means of holding the Annual Meeting of Stockholder. If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

As used in this proxy statement, the terms “Quotient,” the “Company,” “we,” “us,” and “our” mean Quotient Technology Inc. and its subsidiaries unless the context indicates otherwise.

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, June 3, 2021 at 10:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of stockholders to be held at 10:00 a.m. PDT on Thursday, June 3, 2021, and any postponements or adjournments thereof, which we refer to as the Annual Meeting. The Annual Meeting will be held as a virtual-only meeting by visiting www.virtualshareholdermeeting.com/QUOT2021 and entering your 16-digit control number as provided in your proxy materials. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 22, 2021. Our annual report for the year ended December 31, 2020 is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

PROXY SUMMARY
Business Performance
2020 was a year of progress for Quotient. Although the global pandemic caused many challenges, we stayed the course and focused on delivering value through our solutions for consumer-packaged goods (CPGs) manufacturers, our retail partners and consumers. We published our first ever Corporate Social Responsibility (CSR) report outlining our commitment to sustainability and how we are making meaningful efforts in the areas of diversity and inclusion, protecting and contributing to our society and making a positive impact on our environment.
Highlights
•We ended 2020 strong as CPGs rebounded from earlier impacts of the pandemic in the first half of the year. Q4 revenue was up 20% over Q4 2019 and up 18% over Q3 2020. We ended 2020 with annual revenues of $445.9 million or 2% growth over the prior year.
•In response to the COVID-19 pandemic we executed a plan in Q2 that sustained our business and employment levels during the market downturn. As a result, we experienced no material disruptions to normal operations.
•We added invaluable best-in-class talent to strengthen our organization and guide our future.
•We experienced 3% growth in new CPG customers and 11% growth in brand expansion, as well as more demand and higher spend commitments from our existing customers due to the effectiveness of our platform and solutions.
•We grew our retailer relationships with four new partnerships added to our network, including Shipt, 7-Eleven, Rite Aid and Hy-Vee.
•We improved our forecasting ability and accuracy with collaborative processes and procedures for go-to-market, bookings and pipeline building — a crucial component for insight into our future outlook.
•We rolled out our first long-term financial outlook in November 2020, reflecting 15% to 20% projected revenue growth CAGR along with margin expansion over the next three years.
Compensation
Say-On-Pay
At the Annual Meeting of Stockholders on June 3, 2020, 53% of votes were cast in favor of the advisory Proposal on Executive Compensation, commonly known as “Say-On-Pay”. In response, we engaged directly with our stockholders to solicit feedback and input. These conversations were very beneficial and resulted in several significant changes to our executive compensation programs which included increasing the portion of our long-term equity compensation that is at-risk and performance-based. These changes were directly in response to this stockholder feedback and were implemented for our 2021 compensation plan. For more information please see “Executive Compensation - Compensation Overview - 2020 Advisory Vote on Executive Compensation.”
Compensation Changes in Response to Stockholder Feedback:
•Effective 2021, 50% of long-term equity awards to NEOs will be subject to the achievement of 3-year quantitative performance hurdles. Gross margin dollars and a stock price modifier were selected as the performance metrics to align with our three-year financial plan.
•We re-aligned the composition of our compensation peer group to better reflect our current profile which resulted in the removal of a number of companies, and the addition of others.

2020 Compensation Highlights
While our business performance ended the year in a much stronger position than we expected, it was impacted significantly by the market contraction and challenges such as supply chain disruptions caused by the COVID-19 pandemic in the first half of 2020. The performance targets under our Annual Incentive Plan that govern annual incentive awards were established in February pre-pandemic and were not adjusted during the year. Our full year performance did not meet achievement threshold targets required for our CEO, Mr. Boal, to earn his annual incentive payout in 2020.
For named executive officers other than Mr. Boal, our full year performance met the threshold targets necessary for those participants to earn payouts, but following a recommendation from the leadership team, the Compensation Committee reduced such formulaic payouts from 60% to 25% to align with the payout approved for non-executive Annual Incentive Plan participants. The payout approved for the non-executive participants followed a decision made by the leadership team in Q2, with support of the Compensation Committee and the Board, to suspend the normal operation of the Annual Incentive Plan in response to the market contraction caused by the COVID-19 pandemic. This decision enabled the Company to avoid employee layoffs and other adverse employment actions while delivering sustainable financial performance.

QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•a proposal for the election of our Board’s two nominees for Class I directors named herein to hold office until the 2024 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•a proposal to approve on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
•a proposal to ratify the selection by the Audit Committee of our Board of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2021; and
•any other business that may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
The Board recommends a vote:
•FOR the election of Steve Horowitz and Christy Wyatt, as Class I directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
•FOR the compensation of our named executive officers described in this proxy statement; and
•FOR the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 13, 2021 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 93,359,430 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Quotient will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote during the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials were forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend and vote during the Annual Meeting. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name holders.”

How do I vote if I am a stockholder of record?

•vote by internet— visit www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 2, 2021 (have your proxy card in hand when you visit the website);
•vote by telephone—call toll-free at 1-800-690-6903 (have your proxy card in hand when you call);
•vote by mail—simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•vote during the Annual Meeting—visit www.virtualshareholdermeeting.com/QUOT2021.
How do I vote if I am a street name holder?
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or other nominees and may complete and mail voting instruction forms to their respective brokers or nominees. Street name holders can also vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2021.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•entering a new vote by internet or by telephone (until 11:59 p.m. EDT on June 2, 2021);
•returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•notifying the Secretary of Quotient, in writing, at 400 Logue Avenue, Mountain View, CA 94043; or
•voting during the Annual Meeting— visit www.virtualshareholdermeeting.com/QUOT2021.
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or by returning a later-dated voting instruction form to their respective brokers or nominees. Street name holders can also change their vote by voting during the Annual meeting by visiting www.virtualshareholdermeeting.com/QUOT2021.
What do I need to do to attend the virtual-only Annual Meeting?
You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2021, where you will be able to listen live, submit questions, and vote online. To enter the Annual Meeting, you will need your 16-digit control number as provided in your proxy materials if you are a stockholder of record, or included with your voting information provided by your respective brokers or nominees if you are a street name holder.
The Annual Meeting will begin promptly at 10:00 a.m. PDT. We encourage you to access the meeting in advance to ensure you are logged in when the meeting starts. Online registration will begin at 9:45 a.m. PDT, and you should allow ample time for the registration procedures.
What if I have technical difficulties before or during the meeting?
If you are having difficulties accessing the Annual Meeting during registration or meeting time, please call the technical support number that will be posted on the Annual Meeting registration page.
How Can I Submit Questions at the Annual Meeting?
Stockholders can submit questions during the meeting by visiting www.virtualshareholdermeeting.com/QUOT2021 and entering your 16-digit control number. Once logged in, click the "Q&A" button, type your question, and click "Submit".
After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer all questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the Annual Meeting, as time permits and in accordance with our rules of procedure for the Annual Meeting. Any remaining questions submitted during the Annual Meeting can be addressed by contacting our IR Department at IR@quotient.com.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Steven Boal and Connie Chen have been designated as proxies by our Board. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (our “Bylaws”) and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (“broker non-vote”). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are counted in the determination of a quorum.
How many votes are needed for approval of each matter?
•Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon, to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Only votes “FOR” will affect the outcome, and any shares not voted “FOR” a particular nominee (including as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.
•Proposal No. 2: The advisory approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.
•Proposal No. 3: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.
How are proxies solicited for the Annual Meeting?
The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Quotient. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We have retained D.F. King & Co., Inc., to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker may have discretion to vote your shares in its discretion. Under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to all matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the proposal to ratify the selection of Ernst & Young LLP (Proposal No. 3) is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on this proposal. Your broker will not have discretion to vote on (i) the election of directors (Proposal No. 1) and (ii) advisory approval of the compensation of our named executive officers (Proposal No. 2), which are considered “non-routine” matters under NYSE rules.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, Quotient has elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with instructions on how to access the proxy materials online or request a printed copy of the materials.
Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings, and reduce Quotient’s printing and mailing costs.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Quotient has adopted a procedure called “householding.”  Under this procedure, Quotient may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless Quotient has received contrary instructions from one or more stockholders. This procedure reduces the environmental impact of our annual meetings and reduces Quotient’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Quotient will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any stockholder that elects not to participate in householding.
To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Quotient at the following email address, physical address, or phone number:

IR@quotient.com
Quotient Technology Inc.
Attention: Investor Relations
400 Logue Avenue
Mountain View, California 94043
(650) 605-4600 (option 7)
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Quotient at the email address, physical address, or phone number above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Quotient or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Who will pay for the cost of this proxy solicitation?
We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask stockholders of record who are brokerage firms, custodians and fiduciaries to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such stockholders of record for the customary costs of forwarding the proxy materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 23, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:
Quotient Technology Inc.
Attention: Investor Relations
400 Logue Avenue
Mountain View, California 94043
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2022 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:
•no earlier than February 3, 2022; and
•no later than the close of business on March 5, 2022.
In the event that we hold our 2022 Annual Meeting of Stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board has the authority to establish the authorized number of directors from time to time by resolution. Our Board currently consists of eight members. Our Amended and Restated Certificate of Incorporation (our “Restated Certificate”) and our Bylaws provide for a classified Board consisting of three classes of directors, with directors serving staggered three-year terms.
Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year term. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.
The nominees and the directors who are serving for terms that end following the Annual Meeting, and their ages, occupations and length of board service as of April 22, 2021, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board.

Nominees	Independent?	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Steve Horowitz	√	I	53	Director	2015	2021	2024
Christy Wyatt	√	I	49	Director	2018	2021	2024
Continuing Directors
Steven Boal		II	55	Chairman of Board and CEO	1998	2022	—
Robert McDonald	√	II	67	Director	2018	2022	—
Michelle McKenna	√	II	55	Director	2017	2022	—
Andrew Gessow	√	III	63	Director	2013	2023	—
David Oppenheimer	√	III	64	Director	2017	2023	—
Lorraine Hariton	√	III	66	Director	2021	2023	—
Nominees for Director
Steve Horowitz has served on our Board since June 2015. Mr. Horowitz is currently a partner at Alpha Edison, a venture capital firm. Mr. Horowitz served as Vice President of Technology at Snap Inc. (“Snap”), a public camera company, from September 2017 until March 2019 and previously as Vice President of Hardware with Snap from January 2015 until September 2017. Before joining Snap, Mr. Horowitz served as Senior Vice President of Software Engineering at Motorola Mobility, LLC, a public mobile communications company, formerly a Google company, from December 2012 through January 2015. From January 2009 through November 2012, Mr. Horowitz served as our Chief Technology Officer. Prior to that he worked at Google, Microsoft and Apple. Mr. Horowitz holds a B.A. degree from the University of Michigan, Ann Arbor. We have determined that Mr. Horowitz is qualified to serve as a member of our Board because of his significant industry experience and company experience.

Christy Wyatt has served on our Board since July 2018. Ms. Wyatt currently serves as the President and Chief Executive Officer at Absolute Software Corporation, a Canadian public company that specializes in endpoint security and data risk management solutions, which she joined in November 2018. Ms. Wyatt served as President and Chief Executive Officer at Dtex Systems, Inc. (“Dtex”), a private company, from August 2016 until November 2018. Prior to joining Dtex, Ms. Wyatt served as Chairman, President and Chief Executive Officer of Good Corporation from January 2013 until October 2015. Prior to Good, Ms. Wyatt has held leadership positions across both consumer and enterprise at Citigroup, Motorola Mobility, Apple Inc., Palm, Inc. and Sun Microsystems, Inc. Ms. Wyatt currently serves on the board of directors of Absolute Software Corporation since December 2018, and Silicon Labs since January 2019, a public company and leading provider of silicon, software, and solutions. Ms. Wyatt served on the board of directors of Dtex from November 2018 to May 2019. Ms. Wyatt graduated from the College of Geographic Sciences. We have determined that Ms. Wyatt is qualified to serve as a member of our Board because of her industry experience and experience in managing and evaluating companies as an executive officer and as a board member. For more information please see “Corporate Governance and Directors - Director Commitments.”
Continuing Directors
Steven Boal founded Quotient in 1998. Mr. Boal has served as our Chief Executive Officer and Chairman of our Board since August 2019 and has been a member of the Board since 1998. Mr. Boal was our Executive Chairman from September 2017 to August 2019, our CEO from 1998 until September 2017, our Chairman from February 2017 until September 2017, and our President from 1998 until September 2015. Prior to founding Quotient, Mr. Boal served as Vice President of Business Development for Integral Development Corporation, a privately held financial software company. Mr. Boal holds a B.A. from the State University of New York at Albany. We have determined that Mr. Boal’s perspective, operational and historical expertise gained from his experience as our founder, Chief Executive Officer, former President and one of our largest stockholders, make him a critical member of our Board.
Andrew Gessow has served on our Board since May 2013. Mr. Gessow currently serves as a managing partner at DivCore Equity Partners, a real estate investment firm and as senior advisor at Divco West Real Estate Services (“Divco”). From May 2007 through December 2011, Mr. Gessow was the West Coast Partner and Managing Director of One Equity Partners LLC, the private equity platform of J.P. Morgan Chase & Co. Mr. Gessow has served on the board of directors of Waterfall Security Solutions, an Israeli private industrial cybersecurity company, since January 2020. Previously, Mr. Gessow served as a member of the board of directors of Mandiant Corporation and the TV Guide Network. Mr. Gessow holds a B.B.A. in Business Administration from Emory University and an M.B.A. from Harvard University. We have determined that Mr. Gessow is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer, board member and investor.
Lorraine Hariton has served on our Board since January 2021. Ms. Hariton currently serves as the President and Chief Executive Officer of Catalyst, a global nonprofit that provides leadership to the world’s most powerful CEOs and companies to help build workplaces that work for women. Prior to joining Catalyst, Ms. Hariton worked independently as a consultant from 2014 until August 2018. Previously, Ms. Hariton spent 25 years in various senior-level positions in Silicon Valley including CEO of two venture-backed start-ups, before being appointed by President Obama as Special Representative for Commercial and Business Affairs at the US Department of State in 2009. More recently, she served as SVP for Global Partnerships for the New York Academy of Sciences where she was instrumental in establishing the Global STEM Alliance. From March 2014 to February 2016, Ms. Hariton served on the board of directors of Wave Systems Corporation, a publicly traded data security company, where she was chair of the nominating and governance committee. She also served on the California Board of Accountancy; the Entrepreneurs Foundation, and the Stanford Clayman Institute for Gender Research, amongst others. Ms. Hariton earned an MBA from Harvard University, and BS from Stanford University. We have determined that Ms. Hariton is qualified to serve as a member of our Board because of her experience in the technology industry, public company experience and diversity and inclusion expertise.

Robert McDonald has served on our Board since November 2018. Mr. McDonald currently serves on boards of various companies and organizations, private and public, non-profit and for-profit. Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman, and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. From 2005 to July 2014 Mr. McDonald served on the board of directors of Xerox Corporation, a provider of document management solutions, and from January 2014 to July 2014, Mr. McDonald served on the board of directors of United States Steel Corporation, an integrated steel producer, both public companies. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978. We have determined that Mr. McDonald is qualified to serve as a member of our Board because of his deep industry experience, public company experience, executive leadership expertise and extensive knowledge of operational matters.
Michelle McKenna has served on our Board since October 2017. Ms. McKenna is currently the Senior Vice President and Chief Information Officer of the National Football League (the “NFL”), which she joined in September 2012. Prior to joining the NFL, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., an energy company. Ms. McKenna has served on the board of directors of RingCentral, Inc., a public global enterprise cloud communications and collaboration company, since March 2015 and Alticor, a private parent company of Amway, one of the world’s leading direct selling companies, since February 2020. Ms. McKenna served on the board of directors of Insperity, a human resources and business solutions company, from April 2015 until August 2017 and comScore, Inc., a global information and analytics company, from October 2017 until March 2019, both public companies. Ms. McKenna holds a B.S. in Accounting from Auburn University and a M.B.A. from Rollins College. Ms. McKenna was formerly licensed as a certified public accountant in the State of Georgia. We have determined that Ms. McKenna is qualified to serve as a member of our Board because of her experience serving on the board of directors of public companies and expertise in financial accounting and risk management.
David Oppenheimer has served on our Board since July 2017. Mr. Oppenheimer is currently a President of Oppenheimer Advisors and General Partner of Verissimo Ventures. Mr. Oppenheimer served as the Chief Financial Officer at Udemy, Inc., a global marketplace for learning and teaching online, from August 2018 through January 2019. Previously Mr. Oppenheimer was Chief Financial Officer at Planet Labs Inc., a space and analytics company from October 2015 through August 2018. From April 2013 through February 2015, Mr. Oppenheimer served as Chief Financial Officer at Ebates Inc. (acquired by Rakuten, Inc.), an e-commerce company. Mr. Oppenheimer currently serves on the board of directors of Lumus Ltd, an Israeli private augmented reality technology company, since April 2020. Additionally, Mr. Oppenheimer served on the board of directors and audit committee of HotChalk, Inc., a Delaware private education software company, from May 2015 until December 2020, and The Olympic Club, a private company, from January 2018 until December 2020. Mr. Oppenheimer holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo and a M.B.A. from the University of California, Berkeley. We have determined that Mr. Oppenheimer is qualified to serve as a member of our Board because of his experience serving on audit committees and expertise in financial accounting at technology companies.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2019 Annual Meeting, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests so that we can attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs are:

Pay-for-Performance	A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives and performance of our stock price. At-risk compensation includes short-term cash incentives, performance-based equity awards and long-term incentives in the form of equity awards.
Alignment with Stockholders	Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards. In response to stockholder feedback, we moved a portion of the 2021 equity grant to performance-based RSUs to align with stockholder interest.
Competitive Appeal	Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.
Drive Future Growth	We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
We set the compensation of our executive officers, including the named executive officers, by considering factors such as their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board (the “Audit Committee”) has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2021. During our previous fiscal year ended December 31, 2020 (“Fiscal 2020”), Ernst & Young served as our independent registered public accounting firm.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021. Our Audit Committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.
Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or to be billed by Ernst & Young for professional services rendered with respect to the years ended December 31, 2020 and 2019. All of these services rendered were preapproved by the Audit Committee.

	2020 ($)	2019 ($)
Audit Fees(1)	2,204,830	2,432,491
Audit-Related Fees	—	297,400(2)
Tax Fees(3)	—	70,200
TOTAL	2,204,830	2,800,091
(1)“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of Ubimo Ltd.
(3)“Tax fees” include fees for professional services related to tax advice. Tax advice fees encompass permissible services mainly related to technical tax advice related to federal, state and international tax compliance, acquisitions and international tax planning.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND DIRECTORS
Our Corporate Governance Guidelines, together with the Board’s committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.quotient.com, on the Governance page under the Investors section.
Board Composition
Our business and affairs are managed under the direction of our Board. Our Board currently consists of eight members, seven of whom qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). The authorized number of directors may be changed only by resolution of our Board. The classification of our Board into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our Company or management.
Committees of the Board
Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for 2020 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Andrew Gessow

Lorraine Hariton(1)

Steve Horowitz

Robert McDonald

Michelle McKenna

David Oppenheimer

Christy Wyatt

= Chairperson	= Member = Financial Expert
(1)Ms. Hariton was appointed to serve on the Board and the Nominating and Corporate Governance Committee effective January 25, 2021.
Effective upon and subject to the election of our Class I directors at the Annual Meeting, the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is expected to remain the same as it is currently comprised.

Audit Committee
Our Audit Committee currently consists of Mr. Oppenheimer and Mses. McKenna and Wyatt, with Mr. Oppenheimer serving as our Audit Committee chairperson. Our Board has determined that all of the members of the Audit Committee possess the level of financial literacy and sophistication required under the listing standards of the NYSE, and that Mr. Oppenheimer, and Ms. McKenna are audit committee financial experts as defined by SEC rules. Our Board has also determined that Messr. Oppenheimer and Mses. McKenna and Wyatt satisfy the independence requirements of Audit Committee members under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Audit Committee met seven times and did not act by written consent during 2020.
Our Audit Committee is responsible for, among other things:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm;
•approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;
•oversees the performance of our internal audit function;
•reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;
•reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics, if requested by the Board;
•reviewing and approving related party transactions;
•reviewing and discussing with management procedures and any related policies with respect to risk assessment and risk management;
•reviewing and discussing with management cybersecurity and other information technology risks, including steps management have taken to mitigate such risks;
•preparing the Audit Committee report required in our annual proxy statement; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the Audit Committee charter.
The Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee
Our Compensation Committee currently consists of Messrs. Gessow and Oppenheimer and Ms. Wyatt, with Mr. Gessow serving as our Compensation Committee chairperson. Each member of our Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, each member of our Compensation Committee qualifies as a “non-employee director” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee met five times and acted by written consent two times during 2020.
Our Compensation Committee is responsible for, among other things:

•reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•identifying peer group of companies to be used for comparison purposes in connection with any review of executive officer compensation;
•reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

•recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;
•recommending compensation program(s) for non-employee directors;
•retaining a compensation consultant to assist it in the performance of its duties, after taking into consideration all factors relevant to the adviser’s independence from management, including those specified by the NYSE;

•preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC, including a Compensation Discussion & Analysis section for inclusion in our annual proxy statement;

•approving grants of options and other equity awards to all executive officers, non-employee directors and all other eligible individuals; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.
In 2020, our Compensation Committee retained an independent compensation consultant, Radford, a part of Aon plc. (“Radford”), to assist our Compensation Committee. The Compensation Committee assessed the independence of Radford pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Radford from independently advising the Compensation Committee.
The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our Restated Certificate and Bylaws, authority to an equity awards committee comprised of certain executive officers of our Company to make certain types of equity awards to any employee who is not an executive on our senior leadership team or non-employee director under our Company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.
The Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Compensation Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. Horowitz and McDonald and Mses. McKenna and Hariton, with Mr. McDonald serving as our Nominating and Corporate Governance Committee chairperson. Ms. Hariton joined the Nominating and Corporate Governance Committee on January 25, 2021. Each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met three times and did not act by written consent during 2020.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;
•overseeing the Board’s committee structure and operations;
•reviewing and recommending plans of succession for the offices of chief executive officer and other executive officers;
•developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;
•reviewing and discussing with management disclosure of Company’s corporate governance practices for inclusion in the Company’s proxy statement or annual report on Form 10-K, as applicable;
•assisting our Board in its evaluation of the performance of our Board and each committee thereof;
•overseeing corporate governance risks, including risks associated with director independence;
•overseeing environmental and social risks; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Board Leadership Structure
The Board has a Lead Independent Director and believes this role addresses the need for independent leadership and an organizational structure for the independent directors. The Lead Independent Director coordinates the activities of the other independent directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, serves as liaison between the Chairman of the Board and the independent directors, and is available for consultation and direct communication if requested by major stockholders. Andrew Gessow was appointed as our Lead Independent Director effective August 5, 2019.
The Board believes that the Company's Chief Executive Officer is best suited to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Gessow, Horowitz, McDonald, and Oppenheimer and Mses. McKenna, Wyatt, and Hariton does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

In considering the independence of the directors, the Board considered the Company's 10-year lease agreement with DW Cal 301 Howard, LLC, a joint venture in which DivcoWest Real Estate Services, LLC is a minority member; and Mr. Gessow's role as Senior Advisor at Divco and as a managing partner at DivCore Equity Partners which is affiliated with Divco. The terms of the lease were negotiated at arms-length and were consistent with market comparisons. Mr. Gessow was not involved in negotiating the lease, making any decisions regarding the lease, or approving the lease. In addition, Divco's share of the total lease payment of $16.3 million was less than 1% of the consolidated gross revenues of each of the Company and Divco in 2020, when we entered into the lease. This level is significantly below the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of consolidated gross revenues). Accordingly, the Board determined that Mr. Gessow is independent.
Risk Oversight
One of the key functions of our Board is to provide informed oversight of our risk management process. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight, which they regularly report back to the full Board. While management is responsible for the day-to-day management of the material risks we face, our Board believes that evaluating the executive team’s management of the various risks confronting the Company is one of its most important areas of oversight.
The Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. In accordance with this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, financial reporting, operational, privacy, cybersecurity, business continuity and legal and regulatory compliance. The Audit Committee reviews the steps management has taken to monitor and mitigate these risks. With respect to cybersecurity, the Audit Committee reviews reports from our Chief Information Security Officer and others including an independent expert that assessed the Company’s cybersecurity policies and programs. These reports include updates on risk management and technical developments.
While the Audit Committee has primary responsibility for overseeing enterprise risk management and reports regularly to the Board, the other Board committees also consider risks within their area of responsibility and apprise the Board of significant risks and management’s response to those risks. For example, the Nominating and Corporate Governance Committee monitors legal and regulatory compliance risks as they relate to Quotient’s corporate governance structure and processes, oversees our succession planning, and has oversight over environmental and social risks. The Nominating and Corporate Governance Committee also oversees annual performance evaluations of the Board and of each committee. The Compensation Committee reviews risks related to compensation matters. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees.
In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The program includes several components. Base salaries are fixed in amount and thus do not encourage risk-taking. By tying our Annual Incentive Plan to specific corporate financial performance measures, requiring a minimum performance level to receive any payout, and applying a cap on annual cash incentive awards, we mitigate against risk-taking behavior. For the same reason, we grant long term incentives, in the form of options and RSUs, subject to service requirements that reward performance in the form of financial goals and/or stock appreciation. We also maintain stock ownership guidelines for our executive officers. Collectively, these policies help to mitigate against risk-taking.
In 2020, we formed a cross-functional global response team, as well as local response teams in each region where we have offices, to monitor the impact of the COVID-19 pandemic on our business operations and the health and safety of our employees. The teams met regularly to review and discuss pandemic developments, and to implement measures to manage related risks. Our enterprise risk management plan, and updates to the Audit Committee, included mitigation strategies for COVID-19 risks impacting our business. The Board and Audit Committee were actively engaged in overseeing these risk management strategies and initiatives, receiving updates from the management team and providing input and oversight as we executed our strategy.

Prohibition on Short Sales, Hedging Transactions and Margin Accounts and Pledges
We prohibit (i) all short sales and “selling short against the box” of our stock, (ii) all transactions in derivatives of our stock, this extends to any hedging or similar transaction designed to decrease the risks associated with holding our stock, (iii) pledging of our stock as collateral for loans and (iv) holding our stock in margin accounts, for all our personnel, including non-employee directors, officers, employees, independent contractors and consultants.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”), which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our non-employee directors, officers and employees. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required by applicable rules and exchange requirements. The Code of Business Conduct and Ethics is available under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Director Stock Ownership Guidelines
In 2016, our Board adopted stock ownership guidelines for our non-employee directors. Under the guidelines, non-employee directors are expected to own shares of Quotient common stock, the lesser of a value equal to three times their annual cash retainer or 7,500 shares, for serving as a director. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each non-employee director is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines. As of December 31, 2021, Messrs. Gessow, Horowitz, McDonald and Oppenheimer and Mses. McKenna and Wyatt have already satisfied the stock ownership guidelines and we believe Ms. Hariton is on track to meet the objective within the required time frame.
Meetings of the Board
Our Board met six times and acted by written consent two times during 2020. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2020.
Director Commitments
Our Board believes that all members of the board should have sufficient time and attention to devote to board duties and to otherwise fulfill the responsibilities required of directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director. Our Corporate Governance Guidelines also includes limits on board memberships. Directors who serve as CEOs or equivalent positions should not serve on more than two boards of public companies, in addition to our Board, and other directors should not serve on more than four other public company boards in addition to our Board.
While our Nominating and Corporate Governance Committee and Board recognize that certain institutional investors and proxy advisory firms may deem Ms. Wyatt “overboarded” based on the number of public company boards on which she serves, they believe Ms. Wyatt has demonstrated the ability to dedicate sufficient time to, and to focus on, her duties as a director of the Company, including her role as a member of our audit and compensation committee. In fiscal 2020, Ms. Wyatt has attended all board and applicable committee meetings at all companies where she serves as a board member. Ms. Wyatt's attendance record demonstrates her commitment to our board, participating in 100% of board meetings and 100% of the audit and compensation committee meetings since her appointment in July 2018. Ms. Wyatt's other public company boards have offices located in San Jose, enabling her to travel and regularly attend our board and committee meetings. Ms. Wyatt is consistently prepared and has exemplary participation at meetings, contributes significantly to discussions and decision-making, and is highly engaged with management and other members of our board of directors.

Attendance at Annual Stockholder Meetings by the Board
It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Directors Boal, Gessow, McDonald, Oppenheimer, and Horowitz attended Quotient’s virtual-only 2020 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee consisted of Messrs. Gessow and Oppenheimer and Ms. Wyatt. None of the current members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.
Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•the highest personal and professional ethics and integrity;
•proven achievement and competence in the candidate’s field and ability to exercise sound business judgment;
•skills that are complementary to those of the existing Board;
•the ability to assist and support management and make significant contributions to the Company’s success;
•an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;
•ability to read and understand financial statements and other financial information pertaining to the Company;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders; and
•for non-employee directors, independence under NYSE listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, we may add other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees.

Stockholder Recommendations for Nominations to the Board
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record holding at least three percent of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation can recommend a candidate for nomination to the Board by complying with our Bylaws and our Restated Certificate and applicable laws, rule and regulations, included those promulgated by the SEC. Any eligible stockholder who wishes to directly submit a nomination should review the requirements in Section 2.15 of the Bylaws on nominations by stockholders. Any recommendation or nomination should be sent in writing to the General Counsel, Quotient Technology Inc., 400 Logue Avenue, Mountain View, California 94043. Submissions must include the full name of the proposed nominee, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, other information specified in our Bylaws, and evidence of the recommending stockholder’s ownership of Company stock in the amount and for the time period required. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Quotient not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
Non-Employee Director Compensation
Non-employee directors receive compensation under our outside director compensation policy (the “Director Compensation Policy”) in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”), and cash, as described below. The policy is reviewed annually, by the Compensation Committee’s independent compensation consultant to inform any policy decisions. No changes were made to our outside director compensation policy for 2020.
Cash Compensation
In connection with his or her service as a director and consistent with the Director Compensation Policy, each non-employee director receives an annual cash retainer of $37,500 for serving on our Board. The Lead Independent Director receives an additional annual cash retainer of $15,000.
The chairperson and members of the three standing committees of our Board are also entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	21,500	10,000
Compensation Committee	15,000	6,250
Nominating and Corporate Governance Committee	8,000	3,500
All cash retainers are paid in quarterly installments to each non-employee director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter. A non-employee director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer.

Equity Compensation
Initial grant. Upon appointment to our Board, each non-employee director is granted an award (the “Initial Award”) of Restricted Stock Units (“RSUs”) as compensation for his or her service. The number of RSUs subject to the Initial Award is determined by dividing $250,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Initial Award is the fifth trading day of the month immediately following the month in which the individual first becomes a non-employee director. The RSUs subject to the Initial Award vest as to one-third (1/3) of the shares each annual anniversary of the date on which such person first becomes a non-employee director, subject to continued service as a director through the applicable vesting date.
Annual award. Each continuing non-employee director will be granted an award of RSUs (the “Annual RSU Award”) on the date of the annual meeting of stockholders as compensation for his or her service. The number of RSUs subject to the Annual Award will be determined by dividing $175,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Annual Award is the date of the annual meeting of stockholders. The RSUs subject to the Annual Award vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.
The following table provides information for the year ended December 31, 2020 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2020.
Non-Employee Director Compensation — 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Andrew Gessow	67,500	174,998	242,498
Lorraine Hariton(2)	—	—	—
Steve Horowitz	41,000	174,998	215,998
Robert McDonald	45,500	174,998	220,498
Michelle McKenna	51,000	174,998	225,998
David Oppenheimer	65,250	174,998	240,248
Christy Wyatt	53,750	174,998	228,748
(1)The amounts reported reflect the aggregate grant date fair value of RSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumption used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 23, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors from them.
(2)Ms. Hariton was appointed as a non-employee director effective January 25, 2021 and therefore received no compensation in 2020.
Our non-employee directors held the following number of outstanding stock options or RSU awards as of December 31, 2020.

Name	Stock Options	RSUs
Andrew Gessow	151,992	22,727
Lorraine Hariton(1)	—	—
Steve Horowitz	44,035	22,727
Robert McDonald	—	33,161
Michelle McKenna	—	27,159
David Oppenheimer	21,551	22,727
Christy Wyatt	—	31,591
(1)Ms. Hariton was appointed as a non-employee director effective January 25, 2021 and therefore had no outstanding stock options or RSU awards as of December 31, 2020.

Stockholder and Other Interested Party Communications with the Board
Stockholders and other interested parties who wish to communicate with the non-management or independent members of our Board may do so by letters addressed to the attention of our General Counsel.
All communications are reviewed by the General Counsel and are routed to the appropriate member(s) of the Board consistent with our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors. A copy of our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
The address for these communications is:
Quotient Technology Inc.
Attn: General Counsel
400 Logue Avenue
Mountain View, CA 94043

REPORT OF THE AUDIT COMMITTEE
With respect to Quotient’s financial reporting process, the management of Quotient is responsible for (1) establishing and maintaining internal controls and (2) preparing Quotient’s consolidated financial statements. Quotient’s independent registered public accounting firm, Ernst & Young, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Quotient’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Submitted by the Audit Committee of the Board:
David Oppenheimer (Chairperson)
Michelle McKenna
Christy Wyatt

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the executive and non-employee director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and non-employee directors discussed below under “Indemnification Agreements,” and the transactions described below in this section, we were not party to any transactions since January 1, 2019 in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
San Francisco Office Lease
The Company entered into a lease agreement with DW Cal 301 Howard, LLC ("DW Cal") on February 28, 2020, for approximately 15,607 square feet of office space in San Francisco, for a term of 10 years. The total minimum future rental payments for the lease is $16.3 million. DW Cal is a joint venture in which DivcoWest Real Estate Services, LLC is a minority member. Mr. Gessow, one of our independent directors, serves as a Senior Advisor at Divco and is a managing partner at DivCore Equity Partners which is affiliated with Divco. All terms of the lease were negotiated at arms-length. The transaction was presented to our Audit Committee and approved in accordance with our Policy and Procedures with Respect to Transactions with Related Persons; and was also approved by our Board. Mr. Gessow was not involved in decisions regarding the lease or in the Board and Audit Committee's approval thereof.
Amended and Restated Investor Rights Agreement
In June 2011, we entered into an Eighth Amended and Restated Investor Rights Agreement with the holders of our preferred stock. Such agreement provides, among other things, for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Review, approval or ratification of transactions with related parties
Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Audit Committee. We have adopted a Policy and Procedures with Respect to Transactions with Related Persons to provide procedures for reviewing, approving and ratifying any transaction involving our Company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a direct or indirect material interest. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons.
The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transaction. In reviewing transactions subject to the policy, the Audit or the Chair of the Audit Committee, as applicable, considers among other factors it deems appropriate:
•the material terms of the transaction;
•the nature of the related party’s interest;
•the nature of the related party’s relationship with the Company;
•the role of Company employees in arranging the transaction;
•the impact on the independence of any director;
•the costs and benefits to the Company; and
•an assessment of whether the transaction is competitively bid, or otherwise on terms that are fair to the Company and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.

EXECUTIVE OFFICERS
The following table identifies certain information, as of April 22, 2021, about our executive officers. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Quotient
Steven Boal	55	Chief Executive Officer and Chairman of the Board

Scott Raskin	59	President

Pamela Strayer	52	Chief Financial Officer and Treasurer

Connie Chen	54	General Counsel, Compliance Officer and Secretary
For information on the business background of Mr. Boal, see “Proposal No. 1—Election of Directors” above.
Scott Raskin has served as our President since August 2019. Mr. Raskin served on our Board from February 2017 until August 2019 and was Lead Independent Director from November 2017 until August 2019. From June 2019 to August 2019, Mr. Raskin served as an operating partner with Khosla Ventures, a venture capital firm. Mr. Raskin served as the President and Chief Executive Officer at Spigit Inc. (formerly known as Mindjet), a provider of innovation management software from June 2006 until December 2018 (Spigit was acquired in December 2018). Prior to joining Spigit, Mr. Raskin served as President and Chief Operating Officer, from May 2001 to June 2006, at Telelogic AB, a publicly traded, international software company. Additionally, Mr. Raskin has served as chairperson of the board of directors of Neology Inc., a private company and global innovator that is re-imagining mobility for smart cities and safer communities, since June 2019. Mr. Raskin has served as the chairperson of the board of directors of MariaDB, a Finnish private company, since January 2015. From January 2012 to July 2014, Mr. Raskin also served on the board of directors of Cision AB, a Swedish, publicly traded software and information services company, where he was also a member of the compensation committee of its board of directors. Mr. Raskin holds a B.B.A. from the University of Texas.
Pamela Strayer has served as our Chief Financial Officer and Treasurer since November 2019, leading all corporate finance and information technology functions, including accounting, capital structure, and tax and treasury reporting. Ms. Strayer served as the chief financial officer of Poly (formerly Plantronics), a public global communications company, from 2012 through March 2019. In this role, she was responsible for all aspects of the Company’s financial management, in addition to managing the information technology and investor relations organizations. Global organizations that reported into Ms. Strayer included corporate FP&A, sales finance, corporate controller, tax, treasury and trade organization, internal audit, information technology and investor relations. In addition, Ms. Strayer was a director on the board of directors for Viavi Solutions, Inc., a publicly traded network test, measurement and assurance technology company, (NASDAQ: VIAV) from August 2015 through February 2018 where she served as chairperson of the audit committee. Ms. Strayer holds a B.S. in Business Administration from The Ohio State University.
Connie Chen has served as our General Counsel, Compliance Officer and Secretary since January 2016 and served as our Senior Director of Legal Affairs from October 2014 to December 2015, and Director of Legal Affairs from September 2013 to October 2014. From 2005 to August 2013, she served as vice president, litigation and deputy general counsel at Rambus Inc., a semiconductor and IP product company. Prior to Rambus, Ms. Chen held positions at the law firm of Morrison & Foerster LLP and WebMD, an internet healthcare technology company, where she served as assistant general counsel. Ms. Chen holds an A.B. from Stanford University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION
The following discusses the compensation for our Named Executive Officers ("NEOs") for 2020: our Chief Executive Officer, our Chief Financial Officer, and three other most highly compensated executives.
Steven Boal
Founder, Chairman and Chief Executive Officer
Scott Raskin
President
Pamela Strayer
Chief Financial Officer and Treasurer
Chad Summe(1)
Chief Operating Officer
Connie Chen
General Counsel, Compliance Officer and Secretary
(1)Mr. Summe transitioned to the position of Chief Strategy Officer on July 31, 2020, and on that day ceased to be a named executive officer of the Company.
Business Overview
Business Description
Quotient is the leading digital media and promotions technology company that creates cohesive omnichannel brand-building and sales-driving opportunities to deliver valuable outcomes for advertisers, retailers and consumers. The Quotient platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.
Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA.
Business Performance
We closed the year strong as we utilized our proprietary and/or exclusive data, omnichannel capabilities, and integrated media and promotions to collaborate and deliver results for our customers and partners as well as better consumer experiences for shoppers. With our focus on sales and marketing effectiveness in 2020, as well as the long-term health of the business after the pandemic-related disruptions, we delivered increased revenue of approximately 45% in the second half of 2020 over the first half of 2020. We believe market tailwinds, especially the shift to digital, and the growth drivers we outlined throughout 2020, will continue to drive momentum in 2021 and beyond.
Some highlights are noted below:
•Q4 revenue was up 20% over Q4 2019 and up 18% over Q3 2020. We ended 2020 with annual revenues of $445.9 million or 2% growth over the prior year.
•In response to the COVID-19 pandemic we executed a plan that sustained our business and employment levels throughout the market downturn in Q2. As a result, we experienced no material disruptions to normal operations.
•National Promotions remain an opportunity and focus area for us. Smaller CPGs, who have access to deploy spend to national promotions through our platform, remain a growth driver and we experienced annual growth in the number of these customers, along with an increase of approximately 26% in bookings on a dollar basis over the prior year for this segment. Overall, as a result of the pandemic, we saw national promotions flat to slightly down on an annual basis.

•eCommerce for online grocery remains a growth opportunity. Momentum for sponsored search continued in Q4 2020, as the number of CPGs who booked a sponsored search campaign increased approximately 30% compared to Q3 2020. Throughout the year, we saw consistent sequential quarter-over-quarter growth in bookings for this offering and we believe momentum for this solution will continue in 2021.
•We saw 15% annual growth in our National Media category from CPGs booking more national media campaigns. We see this trend continuing in 1H 2021 as more customers are focused on digital media playing a bigger role in their spend allocation.
•Our retail partnerships and network grew in FY 2020. In total we added four partnerships to our network including Shipt, 7-Eleven, Rite Aid and Hy-Vee.
•Our retailer performance media (RPM) solution continued to gain market traction. In FY 2020, we saw an increase of over 66% in bookings dollars from our CPG customers utilizing RPM on our retailer network versus the prior year.
•Quotient’s social solutions continue to garner interest, not only from customer demand but also by the industry. In 2020, we ramped up our social efforts and compared to the prior year we saw 17% growth in revenue, a 15% increase in the number of advertisers investing with Quotient for social activations and a 24% increase in the number of total social campaigns launched.
•We launched our national rebates solution in Q4 2020 which provides consumers with more choice in how and where they save while offering brands the ability to execute promotions in one place with consistent data and measurement.
Below is a summary of our financial performance for Fiscal 2020, in comparison to previous fiscal years:

2% Revenue Growth in 2020 over 2019	2% Adjusted EBITDA Growth in 2020 over 2019

GAAP Net Loss 2018: $28.3M
GAAP Net Loss 2019: $37.1M
GAAP Net Loss 2020: $65.4M
A reconciliation of net income to Adjusted EBITDA is incorporated by reference in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure and Key Operating Metrics” and included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2021.
Compensation Overview
Philosophy
The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs are:

Pay-for-Performance	A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives, and performance of our stock price. At-risk compensation includes short-term cash and performance-based equity awards and long-term incentives in the form of equity awards.
Alignment with Stockholders	Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards. In response to stockholder feedback, we moved a portion of the 2021 equity grant to performance-based RSUs to align with stockholder interest.
Competitive Appeal	Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.
Drive Sustainable Growth	We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
Compensation Decisions in 2020 - Key Takeaways
•NEOs were held to Annual Incentive Plan performance targets that were set pre-pandemic and not adjusted even though our business performance was significantly impacted by the market contraction and challenges caused by the COVID-19 pandemic in the first half of 2020. While our business performance ended the year in a much stronger position than we expected, Mr. Boal did not earn his annual incentive payout in 2020 based on our full year performance.
•For NEOs other than the CEO, our full year performance met the threshold targets necessary for those participants to earn annual incentive payouts, but the Compensation Committee followed the leadership team's recommendation and reduced their annual incentive payouts from 60% to 25% to align with the payouts approved for the non-executive Annual Incentive Plan participants.
•Mr. Boal completed his first full year as CEO in 2020, after returning to the Company in August of the previous year. The Compensation Committee made adjustments to Mr. Boal's annual and long-term incentive opportunities to reflect a full year in the role and to directly link pay to performance.
•In 2020, Mr. Raskin and Ms. Strayer relocated to Salt Lake City where the Company was expanding operations and where the Company intends to move its headquarters in late summer 2021. The Compensation Committee approved a one-time, taxable lump sum of $50,000 each to Mr. Raskin and Ms. Strayer to partially offset the relocation costs they incurred.
2020 Advisory Vote on Executive Compensation ("Say-On-Pay")
Approximately 53% of the votes cast at the annual general meeting of stockholders were in support of the advisory resolution to approve our executive compensation program. In the prior year's vote we received over 94% support from our stockholders and as a result the core elements of the 2019 program remained unchanged in 2020. In response to the lower results of the Say-On-Pay vote in 2020, we performed a comprehensive review of our executive compensation programs. We also augmented our regular investor meetings with specific outreach on compensation to our top 20 stockholders representing approximately 74% of our outstanding shares and conducted in-depth reviews of reports from ISS and Glass Lewis, and considered analysis from Radford, our independent compensation consultant.

We summarize below the key concerns we discovered and the actions we have taken in response:

Stockholder Concerns	Our Response	Intended Outcome and When Effective
Long-term incentive (“LTI”) equity awards have no quantitative performance condition.	50% of LTI awards will be subject to the achievement of challenging quantitative performance targets over a 3-year period.	Better aligns NEO rewards with long-term sustainable business performance and returns experienced by stockholders. Long Term Incentive Plan Effective 2021
Rationale for annual incentive payouts in the context of reported business performance is not clearly explained.	We have provided the specific targets and performance levels that governed earning and payouts for FY 2020.	Clear disclosure of Annual Incentive Plan mechanism and how it reflects our pay for performance philosophy. Effective 2021
Compensation peer group contains companies of significantly larger market capitalization than Quotient.
The peer group companies used for pay decisions in 2020 were chosen based on revenue and market capitalization criteria with an emphasis on the former.
For the 2021 peer group we revised the selection of peers to exclude five companies whose market capitalization was more than four times that of Quotient at the time of the analysis and replaced them with four companies market capitalization comparable to our own that fit our criteria (please see "Revisions to Peer Group for Pay Decisions in 2021"). The Compensation Committee looks at the peer group as part of its annual review and will continue to adjust the peers as appropriate.
Peer group has been re-sized to reflect companies with similar business characteristics and of comparable size to Quotient based on updated revenue and market capitalization data. Effective 2021
Strong Governance Practices

We Do	We Don't
✓ Review compensation programs annually with the Compensation Committee	✗ Provide single trigger change in control severance benefits
✓ Maintain stock ownership guidelines for all NEOs	✗ Permit hedging or pledging of equity securities
✓ Emphasize long-term equity in NEO pay mix	✗ Provide perquisites such as health or tax allowances
✓ Engage independent compensation consultant	✗ Provide tax gross-up payments
✓ Ensure a significant portion of executive pay is "at-risk" dependent on company and/or stock price performance

Compensation Elements
Our compensation program consists of base salary, annual incentive and long-term incentive. Each year the Compensation Committee reviews for each NEO the target opportunity value of each element which we refer to as "Base Salary", "AIP Target Opportunity", and "LTI Opportunity". The aggregate of the target opportunity value of each element we refer to as Total Direct Compensation (“TDC”). The Compensation Committee considers market practices, the criticality of the role to the business, retention objectives as well as other factors such as, company and individual performance to determine the appropriate TDC for each NEO and the mix of each element in the total. Each element is described in the table below.

Element	Purpose	Characteristics
Base Salary	Attract and retain talent	•Fixed: 100% cash •Size reflects market benchmarking, role responsibility, experience and individual performance and criticality to our success
Short-Term Incentive (Annual Incentive Plan ("AIP"))	Motivate and reward accomplishment of short-term business goals
•Variable: Cash and equity
•Target opportunity reflects market practice expressed as % of base salary
•Payouts are fully formulaic
•In 2020, denominated 100% in performance restricted shares for CEO and 50% performance restricted shares and 50% cash for all other NEOs
•In 2020, metrics are revenue and Adjusted EBITDA weighted 50%-50% to align with our strategy

Long-Term Incentive (Long-Term Incentive Plan ("LTI"))	Motivate and reward sustainable long-term performance Align delivered pay to returns experienced by stockholders Attract and retain talent
•Variable: 100% equity
•Target opportunities are sized based on market practices, role responsibility, retention objectives, and individual performance
•In 2020, 50% in Restricted Stock Units (“RSUs”) and 50% in stock options both with 4-year ratable vesting
•In 2021, 50% in time-based RSUs and 50% performance-based RSUs based on stockholder feedback

A significant proportion of each NEOs target TDC is variable and at-risk due to its dependence on the achievement of preset, objective and quantitative performance goals in the Annual Incentive Plan and the long-term performance of our stock price as shown in the charts below.
The CEO pay mix is reflective of Mr. Boal’s total target direct compensation and Other Named Executive Officers Pay Mix is reflective of Messrs. Raskin and Summe and Mses. Strayer and Chen’s total target direct compensation.

CEO

Base Salary
10%
Short-Term Incentive
10%
Long-Term
Incentive
80%

Other Named Executive Officers

Base Salary
20%
Short-Term Incentive
16%
Long-Term
Incentive
64%

(1)Compensation Pay Mix is representative of 2020 total target compensation. Ms. Strayer did not receive a 2020 Long Term Incentive award due to her late 2019 new hire equity award.
(2)2020 Short Term Incentive for the CEO is valued in RSUs and for other NEOs is valued in 50% RSUs and 50% cash.
(3)2021 Long Term Incentive target for CEO and other NEOs will be denominated in 50% performance-based RSUs and 50% time-based RSUs.

How Pay Decisions Are Made
The Compensation Committee regularly reviews the philosophy and goals of our executive compensation programs to ensure they align with company objectives and strategy. Typically our CEO makes compensation recommendations for NEOs and other members of the executive leadership team for consideration and approval by the Compensation Committee in Q1 each year. The CEO does not participate in recommendations nor discussions relating to his own compensation.
The Compensation Committee with the assistance of an independent consultant considers multiple factors including peer group and market survey data, company and individual performance, stockholder feedback, and judgement on what is in the best interests of the company in making recommendations on CEO pay for approval by the Board.
Peer Group
When evaluating executive compensation, the Compensation Committee reviews the pay practices and pay levels in a comparative group of companies (the “Peer Group”) of similar size and business sector to Quotient. We review the peer group annually for relevance and alignment with best practices and investor preferences. The selection criteria for inclusion in the Peer Group for TDC decisions made in early 2020 are summarized in the table below.

Element	Description	Criteria
Industry/Sector	The markets in which the company competes for product success and talent.	Public US-based software-as-a-service with secondary focus on marketing services. If possible, Corporate headquarters in key technology hub locations.
Revenue	Trailing Twelve Month (“TTM) revenue is within a comparable range of Quotient’s revenue.	Generally between 0.5x and 4.0x ($200M to $1.6B) of Quotient revenue.
Market Capitalization	Market capitalization is within a comparable range of Quotient’s market capitalization.	Generally between 0.5x and 4.0x ($500M to $4.0B) of Quotient market capitalization.
The peer group data analysis includes target base salary, annual incentive and long-term award values for similarly situated executives at the 25th, 50th, and 75th percentiles.
The peer group data may also be supplemented with other relevant market data supplied by Radford that reflect companies of a similar profile as the peer group. This data is used, in addition to the peer group data to ensure a relevant sample for informing pay decisions.. The Compensation Committee looks at the peer group as part of its annual review and will continue to adjust the peers as appropriate.
The Compensation Committee approved in Q3 2019 the peer group to be used to examine executive pay levels, pay mix and pay policies for setting the go-forward program for the NEOs in 2020. Drawing from an analysis from the compensation consultant Radford, the Committee removed from the prior year's list three companies whose market capitalizations exceeded our range criterion (Coupa Software Incorporated, Etsy, and Hubspot). Mindbody Inc. was removed due to its acquisition by Vista Equity Partners. Four companies were added (8x8, Cloudera, Q2 and Rapid7) that met all the criteria.

The peer group companies for 2020 pay decisions are listed below. The four companies added are asterisked.

2U, Inc.	Five9, Inc.	Shutterstock, Inc.
8x8, Inc.*	GrubHub Inc.	SPS Commerce, Inc.
Benefitfocus, Inc.	LivePerson, Inc.	Stamps.com Inc.
Box, Inc.	LogMeIn, Inc.	The Trade Desk, Inc.
Carbonite, Inc.	Q2 Holdings, Inc.*	TrueCar, Inc.
Cloudera, Inc.*	QuinStreet, Inc.	Yelp Inc.
Cornerstone OnDemand, Inc.	Rapid7, Inc.*
Pay Decisions
Summary
The table below summarizes the changes made to each NEOs target compensation in 2020 relative to 2019.

Considerations
Steven Boal	Increase in short-term incentive opportunity –Reflective of move from Chairman to full-time CEO role –Maintaining market-competitiveness
Scott Raskin	No change in total target cash compensation
Pam Strayer	No change in total target cash compensation No long-term incentive award –Hired in late 2019 with market-driven new hire equity award
Connie Chen	Modest increase in base pay –Recognition of strong individual performance –In consideration of internal pay equity and market-competitiveness
Chad Summe	No change in total target cash compensation
Annual Incentive Pay Decisions
The leadership team delivered strong performance in 2020 by continuing to execute in the face of a severe market contraction and challenges in the first half of the year due to COVID-19. Revenue and Adjusted EBITDA grew 13% and 40% respectively in the second half of the year. The performance targets governing annual incentive awards were established in February pre-pandemic and were not adjusted during the year.
The performance attainment requirements to fund an incentive payout to our CEO were more stringent than for other participants. Our full year performance did not meet required achievement and therefore no annual incentive payout was earned by Mr. Boal.
For NEOs other than the CEO, our full year performance met the threshold necessary to fund payouts, but following a recommendation from the leadership team, the Compensation Committee reduced the formulaic payout from 60% to 25% to align with the payout approved for non-executive Annual Incentive Plan participants. The payout approved for the general population followed a decision made by the leadership team in Q2 to suspend the normal operation of the plan in response to the COVID market contraction. This decision enabled the Company to avoid employee layoffs and other adverse employment actions while delivering sustainable financial performance.
Compensation Elements
Base Salary
Base salary is the only element of compensation that is fixed. Our goal is to provide base salary compensation that is market competitive in comparison with roles of similar size and business decision authority in our industry. The Compensation Committee reviews each NEO’s base salary annually considering market comparisons, prevailing market conditions, role scope, individual experience and performance, and internal equity.

The 2020 base salary of each NEO is listed in the table below.

Named Executive Officer	Base Salary as of December 31, 2019	Base Salary as of December 31, 2020	% Change
Steven Boal	$500,000	$500,000	—%
Scott Raskin	$450,000	$450,000	—%
Pam Strayer	$450,000	$450,000	—%
Connie Chen	$350,000	$375,000	7%
Chad Summe	$330,000	$375,000	14%
Annual Incentive Plan
Purpose
The purpose of the Annual Incentive Plan is to:
•motivate and reward accomplishment of short-term business goals;
•align executive focus on balanced Revenue and Adjusted EBIDTA results.
Metrics
At the beginning of 2020, the Board, following a recommendation from the Compensation Committee, approved the plan’s metrics and the performance targets that governed payouts.
The Committee selected revenue and Adjusted EBITDA1 (see note below for definition) metrics, weighted equally.
The Committee believes that this selection provided the appropriate balance of growth and profitability as the short-term focus for the executive team and was well aligned with investor priorities.
Performance targets were established for each metric that were intended to be aggressive yet achievable, with focus and strong execution. The targets were set to align with the annual operating plan and the full year guidance provided in Q1 2020. The pre-pandemic targets were not changed even in light of the COVID-19 pandemic and its significant impact our customers, retailer partners, and our business.
NEO AIP Target Opportunities
The Compensation Committee established the incentive opportunity at target for each NEO based in part on the market practices of similarly situated companies, the criticality of the role to the company in the context of internal peer comparisons as well as the overall total direct compensation objectives for the business. In developing the plan and the targets, the company considered the cost of the plan as well as the above factors. The target is expressed as a percentage of base salary as outlined below.

NEO	2019 Target Incentive as % of base salary	2020 Target Incentive as % of base salary
Steven Boal(1)	75%	100%
Scott Raskin	100%	100%
Pam Strayer	—	75%
Connie Chen	60%	60%
Chad Summe	75%	75%
(1)Mr. Boal's incentive opportunity was increased in 2020 to reflect his return to the role of CEO. His target incentive is consistent with the target incentive for the prior CEO.
As in the prior year, in order to align CEO compensation to stockholder results, the Compensation Committee resolved to denominate all of Mr. Boal's incentive opportunity in equity ("Equity Bonus Award") in the form of performance restricted stock units ("PRSUs").
1 The Compensation Committee recommended and the Board approved revenue and Adjusted EBITDA as the corporate financial performance measures that supported our annual operating plan. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) “Adjusted EBITDA” as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, Enterprise Resources Planning Software implementation costs, charges related to certain acquisition related costs, impairment of capitalized software development costs and restructuring charges, and as applicable, other special items.

For other NEOs, 50% of the target incentive opportunity was denominated in Equity Bonus Awards, in the form of PRSUs, and 50% was denominated in cash.
The number of PRSUs granted under the Equity Bonus Awards was determined using our closing stock price as of February 28, 2020. PRSUs would vest as shares on March 1, 2021 provided the Threshold Company Blended Performance was achieved. Payouts for Company Achievement above threshold would be delivered in additional shares in the case of Mr. Boal and in cash in the case of the other NEOs, using the payout scale outlined below.
Plan Formula
As noted above, normal operation of the Annual Incentive Plan was suspended for non-executive plan participants to support business continuity and avoid adverse employee impact in response to the market contraction caused by the COVID-19 pandemic.
At the start of the year, the Compensation Committee approved the goals and performance levels to be evaluated under the plan. Revenue and Adjusted EBITDA are considered key to the underlying health of the business and aligned with long-term stockholder success. Achievement in each metric is assessed and expressed as a percentage of the target, weighted equally (50% for each metric). At the end of the year, performance is evaluated against the pre-established goals. The Compensation Committee believes that this formula provides the optimum balance for driving equal focus on growth and profitability and to focus on balanced decision making.
The plan payout is derived through combined metric performance using an average of both metric percentages, called blended performance. Under blended performance attainment, for NEOs, other than the CEO, both metrics together must achieve an average threshold of 75% to fund incentive payout. The blended performance percentage results are correlated to a payout scale to determine the final payout against plan.
For the CEO, each individual metric must achieve a minimum performance threshold of 80% for any award to be earned. Final award payout is then determined by a correlated payout scale of blended performance percentage results, in a similar manner to all other NEOs. Due to final achievement results, the CEO did not earn an award under the plan in 2020.
The following tables summarize the performance – payout formula as it would have applied in 2020.

Actual 2020 AIP Performance Achievement
Metric	Target $M	Actual Achievement		Weight %	Weighted Achievement %
		$M	%
Revenue	495	446	90.1%	50%	45.0%
Adjusted EBITDA	66	46	69.8%	50%	34.9%
Blended Performance					79.9%

2020 AIP Performance Payout Scale
	CEO		Other NEOs
Milestone	Performance %	Payout %	Performance %	Payout %
Maximum	130%	160%	125%	150%
Target	100%	100%	100%	100%
Threshold(1)	80%	60%	75%	50%
(1)Payout for CEO under the plan requires each individual performance metric to achieve a minimum performance threshold of 80%.
Payouts are increased or reduced by 2 percentage points for each percentage point of Blended Performance above or below target respectively.

Actual Annual Incentive Payouts
No annual incentive payout was funded for Mr. Boal because the plan did not achieve the required minimum level of threshold performance.
For the NEOs, other than the CEO, the Annual Incentive Plan would have funded at 60% as outlined in the original plan design. At the recommendation of the leadership team, the Compensation Committee reduced this payout to 25% to align with the approved payout to the non-executive employee population.
As noted above, the payout approved for the non-executive employee population followed a decision made by the leadership team in Q2, and with support of the Compensation Committee and the Board, to suspend the normal operation of the plan to mount a response to the COVID market contraction and challenges. This decision enabled the Company to avoid employee layoffs and other adverse employment actions while delivering sustainable financial performance.
The NEO payout awards were denominated in shares in accordance with the plan design described above and as outlined in the following table.

Name	Target Opportunity $	Payout # Shares	Value of Payout Shares $
Steven Boal	500,000	—	—
Scott Raskin	450,000	12,569	176,720
Pam Strayer	337,500	9,427	132,544
Connie Chen	225,000	6,284	88,353
Chad Summe (1)	281,250	—	—
(1)No annual incentive awards were payable to Mr. Summe as he departed from the company before the awards were earned.
Long-Term Incentive Plan ("LTI")
Purpose
LTI awards are denominated 100% in equity to:
•motivate and reward sustainable long-term performance;
•align delivered long-term pay with the returns experienced by stockholders; and
•attract and retain talent.
NEO Target Opportunities
Historically, we have granted our executive officers time-vested stock options and RSUs in connection with their employment. The values of equity awards are based on annual performance and retention objectives. When determining the size of the awards, our Compensation Committee considers the executive’s position and responsibilities, their equity holdings, potential incentive and retention value, competitive market data, the anticipated future contribution the executive will make to our success, and internal pay equity. Equity awards also serve the purpose of ensuring that executives’ long-term interests are aligned with stockholders’ interests.
Generally, all equity awards granted by the Compensation Committee have the grant date and vesting commencement date of the first of the month following approval. All annual grants of RSUs vest quarterly over four years from vesting commencement date and all grants of options vest monthly over four years from vesting commencement date. All new hire grants of RSUs will vest ¼ after one year and then vest quarterly over the following three years and all new hire grants of options will vest ¼ after one year and then vest quarterly over the following three years.
The Compensation Committee believes that the option to purchase shares of our common stock, with an exercise price equal to the market price of the common stock on the date of grant, are inherently performance-based and are a good tool to motivate our executive officers to build stockholder value. In addition, the Compensation Committee believes that RSUs help stabilize retention during periods of stock price volatility. All equity awards to our executive officers are subject to our Stock Ownership Guidelines.

The Compensation Committee established opportunity targets for each NEO based on a review of market benchmarks, individual performance, current equity holdings, dilution relative to market practice, and total direct compensation mix.
Equity awards granted in 2020 were denominated 50% in time-based stock options and 50% in time-based RSUs. The Compensation Committee believed that this represented an appropriate balance of (i) risk based on the performance of our stock price for stockholder alignment and (ii) retention value for participants.
The table below shows the total shares and approximate grant date fair value of each grant.

2020 LTI NEO Grants
Name	RSUs		Stock Options		Total LTI	V%	Comment
	$,000	#	$,000	#	$,000
Steven Boal	2,000	223,463	2,000	469,461	4,000	+33%	To reflect full-year in CEO role
Scott Raskin	1,625	181,564	1,625	381,437	3,250	-59%	2019 value included one-time new hire awards
Pam Strayer	—	—	—	—	—	NA	No award in 2020 due to recency of new hire grant in November 2019
Connie Chen	600	67,039	600	140,838	1,200	—%
Chad Summe	425	47,486	425	99,760	850	-53%
2021 Compensation Changes In Response To Stockholder Feedback
Following its review of the executive compensation program, long-term business strategy and in direct response to stockholder feedback from stockholders, the Compensation Committee approved the following changes effective for 2021.
The changes are not reflected this year but will be reported in the 2022 Proxy Statement.
Revisions to Peer Group for Pay Decisions in 2021
In accordance with our normal practice the Compensation Committee reviewed in July 2020 a peer group analysis from its compensation consultant Radford to support pay decisions in 2021. Feedback from stockholders was included in the review. As a result, the Compensation Committee adjusted revenue and market capitalization criteria in order to narrow scope of comparators better aligned to Quotient industry and financial metrics. They also removed five companies which, while they met our revenue and competitive industry criteria, exceeded the new market capitalization maximum criterion for inclusion. The Compensation Committee added four companies whose characteristics met all criteria at the time of the review.
Revised Peer Group Criteria for Pay Decisions in 2021

Element	Description	Current Criteria	2021 Criteria
Revenue	Trailing Twelve Month (“TTM) revenue is within a comparable range of Quotient’s revenue.	Generally between 0.5x and 4.0x ($200M to $1.6B) of Quotient revenue.	Generally between 0.5x and 3.7x ($300M to $1.6B) of Quotient revenue.
Market Capitalization	Market capitalization is within a comparable range of Quotient’s market capitalization.	Generally between 0.5x and 4.0x ($500M to $4.0B) of Quotient market capitalization.	Generally between 0.5x and 4.0x ($300M to $3.0B) of Quotient market capitalization.

Revised Peer Group for Pay Decisions in 2021

2U, Inc.	LivePerson	Stamps.com Inc.
8x8	QAD	TripAdvisor
Benefitfocus, Inc	QuinStreet	TrueCar, Inc.
Box, Inc.	Rapid7	Workiva
Cloudera	Shutterstock, Inc.	Yelp Inc.
Cornerstone OnDemand	SPS Commerce, Inc	Zuora

Companies removed in 2020	Companies added in 2020
Five9, Inc.	QAD
Grubhub Inc.	TripAdvisor
LogMein	Workiva
Q2	Zuora
The Trade Desk
Annual Incentive Plan 2021
Revenue and Reported Adjusted EBITDA weighted equally will continue as the plan metrics given the alignment to the business strategy and as an appropriate balance to manage growth and investment for the business.
NEOs, including the CEO, will be subject to the same funding model applicable as all bonus-eligible employees. The Compensation Committee believes that this adjustment is important to reinforce the Company's cultural message of unity of purpose. A Blended Performance of 75% to target is required to fund payouts with payouts capped at 125% of target.
The revenue performance scale above and below target were narrowed such that threshold and maximum milestones are approximately 93% and 107% respectively, corresponding to funding levels of 75% and 125% respectively. The Compensation Committee believes that this modification, in combination with the reduced payout maximums, represents a more prudent methodology to measure the revenue component by requiring higher performance to trigger funding while appropriately rewarding above target performance.
With the introduction of performance-based equity awards in the Long-Term Incentive Plan (LTI plan), the Compensation Committee removed PRSUs from the Annual Incentive Plan. Payouts will be denominated 100% in cash in the 2021 plan.
LTI Changes Introduced in 2021
Following its comprehensive review of executive compensation programs in 2020 in response to stockholder feedback, the Compensation Committee made the following changes to the Long-Term Incentive Plan (LTI plan).
While the Compensation Committee believes that stock options are inherently performance-based it acknowledged, based on its review of stockholder feedback, that the performance characteristics of the LTI plan would be enhanced by attaching quantitative performance conditions to the earning of awards. Therefore, for 2021, a portion of LTI equity awards, formerly denominated in stock options, will be granted as performance-based restricted stock units ("PSUs").
Fifty percent of each NEO’s grant will be subject to the company achieving two quantitative performance objectives over a three-year cliff period. The Committee selected gross margin dollars combined with a stock price modifier as the metrics that will govern payouts. The three-year targets are aggressive, but achievable, with great effort and focus by our NEOs. These metrics were selected to align with the three-year financial plan.

Fifty percent of each grant will be an RSU subject to time-based-restriction with a four-year ratable vest consistent with the 2020 policy.

2020 LTI

Time-based
stock options
50%
Time-based
RSUs
50%

2021 LTI
Performance-based RSUs 50%
Time-based RSUs 50%

Compensation Committee Role
The Compensation Committee regularly reviews the philosophy and goals of our executive compensation programs to ensure they align with company objectives and strategy. Typically, our CEO makes compensation recommendations for NEOs and other direct reports for approval by the Compensation Committee. The CEO does not participate in recommendations nor discussions relating to his own compensation.
The Compensation Committee, with the assistance of an independent consultant, considers multiple factors including market data from a defined peer group, broader survey data reflecting companies of a similar profile, company and individual performance, stockholder feedback, and judgement on what is in the best interests of the company in making recommendations on CEO pay for approval by the Board.
Independent Compensation Consultant
The Compensation Committee has retained Radford to assist in providing market data, analysis and advice on executive and director compensation and related governance matters as an independent advisor. Radford and its affiliates did not provide any services to Quotient in 2020 other than executive and director compensation consulting for the Compensation Committee.
The Compensation Committee determined that Radford and its lead consultant for Quotient satisfy the independence factors specified in the NYSE listing rules. The Committee also determined that the work performed by Radford in 2020 did not raise any conflict of interest.
Stock Ownership Guidelines
Under our stock ownership guidelines policy the CEO and all other NEOs are expected to accumulate and maintain a meaningful level of share ownership. Shares may be owned directly, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Under the guidelines, the CEO is expected to own shares of Quotient common stock, the lesser a value equal to five times their annual base salary or 200,000 shares and all other NEOs are expected to own shares of Quotient common stock, the lesser a value equal to one times their annual base salary or 30,000 shares. Each NEO, including the CEO, is required to meet these expectations within 5 years of first becoming subject to the ownership guidelines.
As of December 31, 2020, Messrs. Boal and Raskin and Mses. Chen have already satisfied the stock ownership guidelines and we believe Ms. Strayer is on track to meet the objective within the required time frame.

The ownership guidelines are shown in the table below.

Name	Guideline
Steven Boal	Lesser of 5 x salary or 200,000 shares
Scott Raskin	Lesser of 1 x salary or 30,000 shares
Pam Strayer	Lesser of 1 x salary or 30,000 shares
Connie Chen	Lesser of 1 x salary or 30,000 shares
Chad Summe(1)	Lesser of 1 x salary or 30,000 shares
(1)Mr. Summe transitioned out of his role as an NEO as of July 31, 2020 and was no longer held to the NEO ownership guidelines.
Consideration of Risk
The Compensation Committee conducted a risk assessment of Quotient’s compensation policies and practices which included a report from Radford. The Compensation Committee concluded that Quotient’s compensation programs are not reasonably likely to have a material adverse impact on Quotient, its business and its value. Specifically, the Committee noted the following:
•Good balance of fixed and variable pay does not encourage excessive risk taking
•Good mix of short-term and long-term pay for officers prevents undue focus on short-term results and overlapping vesting periods for equity awards exposes management to consequences of decision-making during the period in which any risks would materialize
•Corporate revenue and Adjusted EBITDA metrics fund the Annual Incentive Plan and payouts are subject to maximum cap
•Executive compensation is reviewed annually including updates to the peer group
•Compensation Committee retains an independent consultant
•Robust share ownership guidelines for Officers
•Code of Conduct Policy
•Robust short sales, hedging and pledging prohibition
Severance and Change of Control
We believe that severance and change of control protections play valuable roles in attracting and retaining executive officers. The company entered into severance and change of control agreements (each a “Change of Control Agreement” and collectively the “Change of Control Agreements”) with Messrs. Boal, Raskin and Summe and Mses. Strayer and Chen. Details of the severance payments that apply in the event of terminations inside and outside a change of control period are detailed under "Potential Payments upon Termination, Change of Control or Certain Other Events".
Tax and Accounting Implications
Under Financial Accounting Standard Board ASC Topic 718 we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees, subject to certain exemptions. In connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Company will continue to review related guidance from the Internal Revenue Service as it becomes available, including recently-issued proposed regulations under Section 162(m). To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible, particularly given that the Company currently carries net operating losses.

Other Benefits
Our NEOs are eligible to participate in the same broad-based retirement, health and welfare, and business expense reimbursement policies as other full-time salaried employees.
Except for the relocation expenses provided to Mr. Raskin and Ms. Strayer described above, we offer no perquisites or other personal benefits to our executive officers. In certain circumstances, when necessary for business purposes, we provide financial assistance for relocation.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee of the Board:

Andrew Gessow (Chairperson)
David Oppenheimer
Christy Wyatt

SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by, or paid to, each of our NEOs during the year ended December 31, 2020, December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Steven Boal(8)	2020	500,000	2,499,986(9)	1,999,575	—	7,032(4)	5,006,593
CEO and	2019	441,218	1,797,900	1,500,401	—	6,552(4)	3,746,071
Chairman of the Board	2018	400,000	2,615,704	1,719,599	89,760	6,552(4)	4,831,615
Scott Raskin(10)	2020	450,000	1,849,992	1,624,655	—	57,032(5)	3,981,679
President	2019	224,567(11)	4,267,493(12)	4,016,217	40,018	5,874(4)	8,554,169
Pamela Strayer(13)	2020	450,000	168,743	—	—	100,552(6)	719,295
CFO & Treasurer	2019	75,000	1,499,999	1,499,613	—	92(4)	3,074,704
Connie Chen(14)	2020	368,804	712,492	599,871	—	6,552(4)	1,687,719
GC, Compliance Officer and Secretary
Chad Summe(15)	2020	363,750	565,622(16)	424,908	—	26,214(7)	1,380,494
CSO	2019	330,000	1,022,882	900,238	49,500	6,216(4)	2,308,836
	2018	270,000	1,113,500	—	240,063	6,189(4)	1,629,752
(1)The amounts reported reflect the aggregate grant date fair value of option awards, RSUs and PRSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2020, as filed with the SEC on February 23, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in these columns reflect the accounting cost for these stock awards and stock options, and do not correspond to the actual economic value that may be received by the NEOs from them. The value of the PRSUs granted under Equity Bonus Awards reported in this column for 2019, assuming that the highest level of performance conditions will be achieved, is as follows: $92,496, for Mr. Raskin, and $122,886 for Mr. Summe. The value of PRSUs granted under Mr. Boal’s Equity Bonus Award reported in this column for 2019, assuming achievement of 100% of performance goals, for Mr. Boal is $297,904. The value of the PRSUs granted under Equity Bonus Awards reported in this column for 2020, assuming that the highest level of performance conditions will be achieved, is as follows: $224,994 for Mr. Raskin, $168,743 for Ms. Strayer, $112,493 for Ms. Chen, and $140,622 for Mr. Summe. The value of PRSUs granted under Mr. Boal's Equity Bonus Award reported in this column for 2020, assuming achievement of 100% of performance goals, for Mr. Boal is $499,992.
(2)This includes Equity Bonus Awards issued under the Company’s Annual Incentive Plan described above in “Compensation Disclosure & Analysis – Annual Incentive Plan.”
(3)The amounts represent cash payments earned under our Annual Incentive Plan. For more information please see “Executive Compensation - Compensation Elements – Annual Incentive Plan.” For 2020, NEOs did not receive cash payments under our Annual Incentive Plan.
(4)The amount reported represents 401(k) matching contributions and Group Term Life (GTL).
(5)The amount reported represents 401(k) matching contributions, Group Term Life (GTL), and a relocation stipend to move from California to Utah to establish the Company's new headquarters in Salt Lake City.
(6)The amount reported represents Group Term Life (GTL), a relocation stipend to move from California to Utah to establish the Company's new headquarters in Salt Lake City, and a sign-on bonus as per Ms. Strayer's offer letter dated October 31, 2019.
(7)The amount reported represents 401(k) matching contributions, Group Term Life (GTL) and cash for COBRA coverage in connection with his departure from the Company.
(8)Mr. Boal was appointed the Company’s Chairman and Chief Executive Officer in August 2019, previously Mr. Boal was the Company’s Executive Chairman.
(9)The Compensation Committee determined that based on Company Achievement Mr. Boal did not receive a payout for his Equity Bonus Award. If the Company had performed above 100% of performance goals, Mr. Boal would have been entitled to an additional grant of PRSUs of up to 33,519 shares, valued at $299,995, which would have been granted in 2021. For more information please see “Executive Compensation - Compensation Elements – Annual Incentive Plan.”
(10)Mr. Raskin was appointed the Company’s President in August 2019, previously Mr. Raskin was a Non-Employee Director serving on the Company’s Board.
(11)This includes $40,240 in fees Mr. Raskin received as a Non-Employee Director prior to his appointment as President and resignation from our Board.
(12)Includes, Mr. Raskin’s Non-Employee Director Equity Award of $174,998, which was cancelled upon his appointment as President and resignation from our Board.
(13)Ms. Strayer was appointed the Company’s Chief Financial Officer and Treasurer in November 2019.
(14)Ms. Chen became an executive officer as of January 1, 2016. Ms. Chen is only an NEO for Fiscal 2020.
(15)Mr. Summe became an executive officer as of November 19, 2018 when he was promoted to Chief Operating Officer. He ceased being an executive officer as of July 31, 2020 when he transitioned out of his role as Chief Operating Officer to become Chief Strategy Officer. Mr. Summe left the Company on December 31, 2020.
(16)Includes Mr. Summe's Equity Bonus Award of $140,622, which was cancelled upon his resignation as our Chief Strategy Officer.

GRANT OF PLAN-BASED AWARDS
The following table provides information regarding grants of plan-based awards to our NEOs during the Fiscal 2020:

		Estimated Possible Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(5)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
Steven Boal	3/1/2020	400,000	500,000	650,000	—	—	—	499,992(4)
	3/1/2020	—	—	—	223,463	—	—	1,999,994
	3/1/2020	—	—	—	—	469,461	8.95	1,999,575
Scott Raskin	3/1/2020	225,000	450,000	675,000	—	—	—	224,994(4)
	3/1/2020	—	—	—	181,564	—	—	1,624,998
	3/1/2020	—	—	—	—	381,437	8.95	1,624,655
Pamela Strayer	3/1/2020	168,750	337,500	506,250	—	—	—	168,743(4)
Connie Chen	3/1/2020	112,500	225,000	337,500	—	—	—	112,493(4)
	3/1/2020	—	—	—	67,039	—	—	599,999
	3/1/2020	—	—	—	—	140,838	8.95	599,871
Chad Summe	3/1/2020	140,625	281,250	421,875	—	—	—	140,622(4)(6)
	3/1/2020	—	—	—	47,486	—	—	425,000
	3/1/2020	—	—	—	—	99,760	8.95	424,908
(1)All amounts reflect total annual incentive awards including the value of the cash component, if any, issued under the Company’s Annual Incentive Plan. For Mr. Boal, 100% of his annual incentive award would be paid as an Equity Bonus Award in PRSUs. For all other NEOs, 50% of their target annual incentive award would be paid as an Equity Bonus Award in PRSUs and the remainder, if any, would be paid in cash. For more information please see “Executive Compensation - Compensation Elements – Annual Incentive Plan.” Note, NEOs did not receive cash compensation from our Annual Incentive Plan, as reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.
(2)The threshold amount reflects the minimum value NEOs would receive if company performance achievement is made at threshold. At this level, all NEOs would be paid in PRSUs.
(3)The target amount reflects the target value NEOs would receive if company performance achievement is made at target. The value of the PRSUs granted under the Equity Bonus Awards is as follows: $224,994 for Mr. Raskin, $168,743 for Ms. Strayer, $112,493 for Ms. Chen, and $140,622 for Mr. Summe. The remainder of their annual incentive award would be paid in cash. The value of PRSUs granted under Mr. Boal’s Equity Bonus Award is $499,992.
(4)Reflects the value of the PRSUs under the Equity Bonus Award.
(5)The maximum amount reflects the maximum value NEOs would receive if company performance achievement is made above target. Any amount earned would be effectuated with an additional grant in 2021 for Mr. Boal. For all other NEOs, any amount earned would be paid in cash.
(6)The Equity Bonus Award for Mr. Summe was cancelled when he departed from the Company.

Executive Employment Arrangements
Steven Boal
We have not entered into an employment agreement with Steven Boal, our Chairman and Chief Executive Officer, and his employment is at-will. We may enter into such an agreement with him in the future. Mr. Boal’s base salary as of December 31, 2020 was $500,000 and his annual target bonus was 100% of his base salary. Mr. Boal is also eligible to participate in the employee benefit plans made available to most of our other employees.
Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.
Scott Raskin
Scott Raskin, our President since August 5, 2019, is employed with us pursuant to an offer letter dated August 5, 2019, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Raskin’s base salary as of December 31, 2020 was $450,000 and his annual target bonus was 100% of his base salary. Mr. Raskin is also eligible to participate in employee benefit plans that are generally available to most of our employees.
Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.
Pamela Strayer
Pamela Strayer, our Chief Financial Officer and Treasurer since November 11, 2019, is employed pursuant to an offer letter dated October 31, 2019, which sets forth the terms and conditions of her employment with us. This offer letter has no specific term and constitutes at-will employment. Ms. Strayer’s base salary as of December 31, 2020 was $450,000 and her annual target bonus was 75% of her base salary. Ms. Strayer is also eligible to participate in employee benefit plans that are generally available to most of our other employees.
Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.
Connie Chen
Connie Chen, our General Counsel, Chief Compliance Officer and Secretary since January 1, 2016, is employed pursuant to an offer letter dated August 19, 2013, which sets forth the terms and conditions of her employment with us. This offer letter has no specific term and constitutes at-will employment. Ms. Chen's base salary as of December 31, 2020 was $375,000 and her annual target bonus was 60% of her base salary. Ms. Chen is also eligible to participate in employee benefit plans that are generally available to most of our other employees.
Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.
Chad Summe
Chad Summe, our former Chief Strategy Officer, was employed with us pursuant to an offer letter dated August 23, 2012, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Summe’s base salary as of December 31, 2020 was $375,000 and his annual target bonus was 75% of his base salary. Mr. Summe was also eligible to participate in employee benefit plans that are generally available to most of our employees. Mr. Summe left the Company on December 31, 2020.
Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Potential Payments upon Termination, Change of Control or Certain Other Events
We believe that severance and change of control protections play valuable roles in attracting and retaining executive officers.
The Company entered into a Change of Control Severance Agreement (each, a “Change of Control Agreement,” and collectively, the “Change of Control Agreements”) with Steven Boal, the Company's Chairman and Chief Executive Officer on August 2, 2016, as amended on May 1, 2019; with Chad Summe, the Company’s former Chief Strategy Officer, on January 1, 2018, as amended on May 1, 2019; with Scott Raskin, the Company’s President, on August 5, 2019; with Pamela Strayer, the Company’s Chief Financial Officer and Treasurer, on November 11, 2019; and with Connie Chen, the Company's General Counsel, Compliance Officer and Secretary on July 26, 2016, as amended on May 1, 2019.
Each Change of Control Agreement has a three-year term, which automatically renews for successive three-year periods thereafter, and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Agreements, if the NEO’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement and summarized below) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, for Messrs. Boal and Raskin and Ms. Strayer, if the NEO terminates their employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement and summarized below), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive benefits as summarized in the table below and described more fully in the text following the table.

Name	Termination Event	Lump Sum (% of annual salary)	Health Coverage Lump Sum (monthly COBRA premium factor)	Outstanding and unvested equity at termination
Steven Boal	Termination Without Cause/Resign for Good Reason	100%	x 12	Forfeit
Scott Raskin(1)	Termination Without Cause/Resign for Good Reason	100%	x 12	Forfeit unless termination occurs before first anniversary of employment start date
Pam Strayer	Termination Without Cause/Resign for Good Reason	100%	x 12	Forfeit
Connie Chen	Termination Without Cause	75%	x 9	Forfeit
Chad Summe	Termination Without Cause	75%	x 9	Forfeit
(1)25% of Mr. Raskin's then outstanding and unvested Equity Awards would have vested if the termination event occurred before the first anniversary of his employment start date.
As indicated in the table above, if the termination event occurs outside of the Change of Control Period, the NEO will receive the following benefits: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Boal and Raskin and Ms. Strayer and 75% for Mr. Summe and Ms. Chen, of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO’s group health coverage in effect on the date of NEO’s termination of employment, multiplied by twelve for Messrs. Boal and Raskin and Ms. Strayer and nine for Mr. Summe and Ms. Chen. Under Mr. Raskin’s Change of Control Agreement, 25% of Mr. Raskin’s then outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options, will become exercisable if Mr. Raskin’s employment with the Company is terminated without Cause and not by reason of death or Disability, or if he terminates his employment with the Company for Good Reason, in each case before the first anniversary of his start date.

Pursuant to the terms of the Change of Control Agreement, if the NEO’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or the NEO terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive benefits as summarized in the table below and described more fully in the text following the table.

Name	Lump sum % of annual salary	Lump sum % of target annual incentive	Health coverage monthly COBRA premium factor	Outstanding and unvested equity at termination(1)
Steven Boal	150%	150%	x 18	100% vests
Scott Raskin	150%	150%	x 18	100% vests
Pam Strayer	150%	150%	x 18	100% vests
Connie Chen	100%	100%	x 12	100% vests
Chad Summe	100%	100%	x 12	100% vests
(1)Regardless of employment status, for equity awards granted under the 2013 Equity Incentive Plan, the Compensation Committee has the discretion to approve accelerated vesting of all then-outstanding and unvested equity if the underlying equity awards are not assumed or substituted by the acquiring company. Outstanding and unvested awards granted under the 2006 Plan that are not assumed or substituted by the acquiring company fully vest in the event of a Change of Control.
As indicated in the table above, if the termination event occurs during the Change of Control Period, the NEO will receive the following benefits: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Raskin and Ms. Strayer and 100% for Mr. Summe and Ms. Chen, of the NEO's annual base salary as in effect immediately prior to the NEO’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Raskin and Ms. Strayer and 100% of Mr. Summe and Ms. Chen, of the NEO’s annual bonus for the year of termination at target level, as in effect immediately prior to the NEO’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue NEO’s group health coverage in effect on the date of the NEO’s termination of employment, multiplied by eighteen for Messrs. Boal and Raskin and Ms. Strayer and twelve for Mr. Summe and Ms. Chen; and (iv) 100% of the NEO’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.
In the event that the severance and other benefits payable to the NEO constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the NEO’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the NEO on an after-tax basis of the greatest amount of benefits.
For purposes of each Change of Control Agreement, “Cause” means the occurrence of any of the following: (i) NEO’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) NEO’s intentional misconduct; (iii) NEO’s material failure to perform his employment duties; (iv) NEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom NEO owes an obligation of nondisclosure as a result of his relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) NEO’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) NEO’s failure to cooperate with the Company in any investigation or formal proceeding.
For purposes of each Change of Control Agreement, “Good Reason” means the NEO’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without the NEO’s express written consent: (i) a material reduction of the NEO’s duties, authorities, or responsibilities relative to NEO’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the NEO’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the NEO’s primary work facility or location; provided, that a relocation of less than thirty-five miles from the NEO’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the NEO under the Change of Control Agreement. Ms. Strayer’s Change of Control Agreement provides that the first clause above also includes where such material reduction results solely by virtue of the Company being acquired or made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation). In order for the NEO’s termination of employment to be for Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety days of the initial existence of the grounds for “Good Reason” and a cure period of thirty days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the NEO must terminate his employment within thirty days following the Cure Period.
Mr. Summe departed from the Company on December 31, 2020. We paid him a total of $19,973 in cash severance in exchange for a release of any potential claims in favor of the Company, which consists of a taxable lump sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Summe would be required to pay to continue his group health coverage on the date of Mr. Summe's termination of employment, multiplied by 9.
The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs in different termination scenarios, assuming that the triggering event occurred on December 31, 2020. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Name	Termination Scenario	Cash Severance ($)(1)	COBRA Benefits($)	RSU Awards ($)(1)	Option Awards ($)(2)	Total ($)
Steven Boal	Termination Without Cause/Resignation for Good Reason	500,000	36,215	—	—	536,215
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,500,000	54,322	3,188,350	179,276	4,921,948
Scott Raskin	Termination Without Cause/Resignation for Good Reason	450,000	25,697	—	—	475,697
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,350,000	38,546	4,918,945	1,757,557	8,065,048
Pamela Strayer	Termination Without Cause/Resignation for Good Reason	450,000	25,697	—	—	475,697
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,181,250	38,546	1,223,724	196,579	2,640,099
Connie Chen	Termination Without Cause	281,250	18,007	—	—	299,257
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	600,000	24,009	915,841	53,783	1,593,633
Chad Summe(3)	Termination Without Cause	—	—	—	—	—
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	—	—	—	—	—
(1)Please note all unvested PRSUs granted under our Annual Incentive Plan will be canceled upon a consummation of a Change in Control and any annual incentive award earned will be paid entirely in cash. Therefore, all payments under the Annual Incentive Plan in a Change of Control scenario was included in the “Cash Severance” column of this table and not the “RSU Awards” column of this table.  The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2020, which was $9.42 per share, multiplied by the number of unvested RSUs.
(2)The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 31, 2020, which was $9.42 per share, and the exercise price per option multiplied by the number of unvested options. This does not reflect any dollar value associated with the acceleration of unvested stock options with exercise prices in excess of $9.42 per share.
(3)Mr. Summe departed from the Company on December 31, 2020.

CEO Pay Ratio
For the year ended December 31, 2020, the median of the annual total compensation of all employees is $74,430, the annual total compensation of our CEO is $5,006,593, and the ratio of these amounts is approximately 67 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For purposes of identifying our median compensated employee, we used our global employee population as of December 1, 2020, identified based on our payroll records. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the annual salary or wages, plus target bonuses and commissions as of December 1, 2020. Individuals that did not work for the full year were annualized and amounts paid in foreign currencies were converted to US Dollars based on the applicable average annual exchange rate as of December 1, 2020. This process resulted in the identification of two median employees, as we had an even number of employees as of December 1, 2020. As a result, we selected the individual who is a U.S. employee to serve as our median employee.
2013 Equity Incentive Plan
In the event of a change in control as described in the 2013 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2013 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2013 Plan authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
2006 Stock Plan
Our 2006 Stock Plan (the “2006 Plan”) provides that the administrator may adjust the number and class of shares that may be delivered under the plan and each outstanding award and the price of shares under the award in order to preserve the plan’s intended benefits upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The 2006 Plan further provides that if, in the event of a merger or change in control, any award is not assumed or replaced with an equivalent substitute award by the successor corporation, then such award will fully vest and be subject to settlement or will become fully exercisable, if applicable, for a specified period prior to the corporate transaction. The award will then terminate upon the expiration of the specified time period.
Equity Grants to Named Executive Officers
In March 2020, Mr. Boal was granted an option to purchase 469,461 shares of our common stock with an exercise price of $8.95 per share. The option will vest in 48 equal monthly installments from March 1, 2020, provided that he remains an employee through the applicable vest date. In March 2020, Mr. Boal was also granted RSUs to acquire 223,463 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2020, provided that he remains an employee through each applicable vest date. In March 2020, Mr. Boal was granted 55,865 PRSUs under the Company’s Annual Incentive Plan. In February 2021, the Compensation Committee determined a Company Achievement of 79% for fiscal 2020 under the Annual Incentive Plan. As Mr. Boal's threshold of 80% was not met, none of the PRSUs in Mr. Boal’s Equity Bonus Award vested and and his Equity Bonus Award was cancelled in its entirety. Mr. Boal’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In March 2020, Mr. Raskin was granted an option to purchase 381,437 shares of our common stock with an exercise price of $8.95 per share. The option will vest in 48 equal monthly installments from March 1, 2020, provided that he remains an employee through the applicable vest date. In March 2020, Mr. Raskin was also granted RSUs to acquire 181,564 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2020, provided that he remains an employee through each applicable vest date. In March 2020, Mr. Raskin was granted 25,139 PRSUs under the Company’s Annual Incentive Plan. In February 2021, the Compensation Committee determined a Company Achievement of 79% for fiscal 2020 under the Annual Incentive Plan. Following a recommendation from the leadership team, the Compensation Committee exercised its discretion and reduced the payout under the Annual Incentive Plan from 60% to 25% to align with the average payout approved for non-executive employee Annual Incentive Plan participants (as discussed above); and accordingly 12,569 PRSUs of Mr. Raskin’s Equity Bonus Award vested on March 1, 2021. Mr. Raskin’s equity awards are subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
In March 2020, Ms. Strayer was granted 18,854 PRSUs under the Company's Annual Incentive Plan. Ms. Strayer was not granted an equity award in March 2020 since she received her new hire grant in November 2019. In February 2021, the Compensation Committee determined a Company Achievement of 79% for fiscal 2020 under the Annual Incentive Plan. Following a recommendation from the leadership team, the Compensation Committee exercised its discretion and reduced the payout under the Annual Incentive Plan from 60% to 25% to align with the average payout approved for non-executive employee Annual Incentive Plan participants (as discussed above); and accordingly 9,427 PRSUs of Ms. Strayer's Equity Bonus Award vested on March 1, 2021. Ms. Strayer’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
In March 2020, Ms. Chen was granted an option to purchase 140,838 shares of our common stock with an exercise price of $8.95 per share. The option will vest in 48 equal monthly installments from March 1, 2020, provided that she remains an employee through the applicable vest date. In March 2020, Ms. Chen was also granted RSUs to acquire 67,039 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2020, provided that she remains an employee through each applicable vest date. In March 2020, Ms. Chen was granted 12,569 PRSUs under the Company’s Annual Incentive Plan. In February 2021, the Compensation Committee determined a Company Achievement of 79% for fiscal 2020 under the Annual Incentive Plan. Following a recommendation from the leadership team, the Compensation Committee exercised its discretion and reduced the payout under the Annual Incentive Plan from 60% to 25% to align with the average payout approved for non-executive employee Annual Incentive Plan participants (as discussed above); and accordingly 6,284 PRSUs of Ms. Chen’s Equity Bonus Award vested on March 1, 2021. Ms. Chen’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
In March 2020, Mr. Summe was granted an option to purchase 99,760 shares of our common stock with an exercise price of $8.95 per share. The option will vest in 48 equal monthly installments from March 1, 2020, provided that he remains an employee through the applicable vest date. In March 2020, Mr. Summe was also granted RSUs to acquire 47,486 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2020, provided that he remains an employee through each applicable vest date. In March 2020, Mr. Summe was granted 15,712 PRSUs under the Company’s Annual Incentive Plan. When Mr. Summe left the Company in December 2020, Mr. Summe's Equity Bonus Award and all outstanding unvested equity awards were cancelled. Mr. Summe’s equity awards were subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Outstanding Equity Awards as of December 31, 2020
The following table sets forth information regarding equity awards held by our NEOs at December 31, 2020.

	Option Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven Boal	800,000(7)	—	25.00	11/13/2023	—	—	—	—
	600,000(7)	—	16.25	11/13/2023	—	—	—	—
	600,000(7)	—	8.65	11/13/2023	—	—	—	—
	240,000(7)	—	3.70	2/6/2023	—	—	—	—
	200,000(7)	—	5.33	2/6/2022	—	—	—	—
	503,000(7)	—	8.51	2/16/2026	—	—	—	—
	287,496(7)	12,504(7)	13.00	2/13/2027	—	—	—	—
	179,437(6)	81,563(6)	13.10	3/1/2028	—	—	—	—
	131,043(6)	168,486(6)	9.96	3/1/2029	—	—	—	—
	88,023(6)	381,438(6)	8.95	3/1/2030	—	—	—	—
	—	—	—	—	12,500(8)	117,750	—	—
	—	—	—	—	59,688(8)	562,261	—	—
	—	—	—	—	84,717(8)	798,034	—	—
	—	—	—	—	181,564(8)	1,710,333	—	—
	—	—	—	—	55,865(5)	526,248	55,865	526,248
Scott Raskin	17,605(7)	5,869(7)	10.65	2/6/2027	—	—	—	—
	12,931(9)	—	11.60	6/4/2027	—	—	—	—
	352,251(7)	774,950(7)	7.34	9/1/2029	—	—	—	—
	71,519(6)	309,918(6)	8.95	3/1/3030	—	—	—	—
	—	—	—	—	374,660(10)	3,529,297	—	—
	—	—	—	—	147,521(8)	1,389,648	—	—
	—	—	—	—	25,139(5)	236,809	25,139	236,809
Pamela Strayer	96,072(7)	258,656(7)	8.66	11/1/2029	—	—	—	—
	—	—	—	—	129,907(10)	1,223,724	—	—
	—	—	—	—	18,854(5)	177,605	18,854	177,605
Connie Chen	12,666(7)	—	8.51	2/16/2026	—	—	—	—
	95,832(7)	4,168(7)	13.00	2/13/2027	—	—	—	—
	37,125(6)	16,875(6)	13.10	3/1/2028	—	—	—	—
	37,128(6)	47,738(6)	9.96	3/1/2029	—	—	—	—
	26,407(6)	114,431(6)	8.95	3/1/2030	—	—	—	—
	—	—	—	—	6,250(8)	58,875	—	—
	—	—	—	—	12,500(8)	117,750	—	—
	—	—	—	—	24,003(8)	226,108	—	—
	—	—	—	—	54,470(8)	513,107	—	—
	—	—	—	—	12,569(5)	118,400	12,569	118,400
Chad Summe	50,000(7)	—	11.40	5/5/2027	—	—	—	—
	78,626(6)	—	9.96	3/1/2029	—	—	—	—
	18,705(6)	—	8.95	3/1/2030	—	—	—	—

(1)Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
(2)For options granted prior to our initial public offering, the amounts in this column represent at least the per-share fair value of a share of our common stock on the date of grant, as determined by our Board or, for options granted after our initial public offering, based on the closing share price of our common stock on the NYSE on the date of grant.
(3)The shares of common stock underlying the RSUs are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
(4)The market values of the RSUs in this column that have not vested are calculated by multiplying the number of units shown in the table by the closing share price of our common stock on December 31, 2020, which was $9.42.
(5)The shares of common stock underlying the PRSUs will vest upon achievement of targets directly tied to the Company’s performance and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
Vesting Schedule for Outstanding Stock Options and Restricted Stock Units:

Note	Incremental Vesting Dates
(6)	1/48 monthly for next 4 years.
(7)	25% 1 year after grant date; 1/48 monthly for next 3 years.
(8)	6.25% quarterly for next 4 years.
(9)	100% 1 year after grant date
(10)	25% 1 year after grant date; 6.25% quarterly for next 3 years.
Option Exercises and Stock Vested
The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2020:

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Released on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Steven Boal	—	—	204,487	1,711,838
Scott Raskin	—	—	213,437	1,854,307
Pamela Strayer	—	—	43,303	385,397
Connie Chen	—	—	123,399	1,075,520
Chad Summe	—	—	78,828	661,159
(1)Calculated by multiplying (i) the closing price of our common stock on the vesting date or if such day is the weekend or a holiday, on the immediately preceding trading day, by (ii) the number of shares of our common stock acquired upon vesting.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan following the date they meet the plan’s eligibility requirements, and participants are able to defer a percentage of their eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) and plan limits. Participants are 100% vested in their deferrals. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We currently make a discretionary matching contribution equal to 50% of salary deferrals, not to exceed the lesser of 3% of compensation or $6,000. Participants are vested 25% per year in matching and profit sharing contributions allocated to their account. Both employee contributions and Company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2020 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available For future issuance under equity compensation plans
Equity compensation plans approved by security holders	12,869,075(1)	$11.21(2)	10,142,729(3)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	12,869,075		10,142,729
(1)Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan.
(2)The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)Includes 1,675,586 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan and 8,467,143 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. Additionally, our 2013 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, by an amount equal to the smaller of (a) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, equal to the smallest of (a) 400,000, (b) 0.5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (c) an amount determined by the Board. The amounts in this table do not include the evergreen increase that was effective on January 1, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2021, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 93,331,906 shares of common stock outstanding at March 31, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors, Director Nominee(s) and Executive Officers:
Steven Boal(1)	7,922,233	8%
Scott Raskin(2)	791,530	*
Pamela Strayer(3)	186,306	*
Connie Chen(4)	455,568	*
Chad Summe(5)	200,335	*
Andrew Jody Gessow(6)	471,719	*
Lorraine Hariton(7)	—	—
Steve Horowitz(8)	398,762	*
Robert McDonald(9)	27,053	*
Michelle McKenna(10)	23,696	*
David Oppenheimer(11)	40,350	*
Christy Wyatt(12)	18,116	*
All executive officers, directors and director nominee(s) as a group (11 persons)(13)	10,335,333	11%
5% Stockholders:
Trigran Investments, Inc.(14)	8,755,566	9%
The Vanguard Group(15)	6,817,245	7%
Miller Value Partners, LLC(16)	6,423,031	7%
BlackRock, Inc.(17)	5,968,055	6%

*Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)Consists of (i) 3,204,379 shares held of record by Mr. Boal, (ii) 912,348 shares held by the SMSEJ Family Trust U/A dated July 18, 2005 of which Mr. Boal is a co-trustee, (iii) 3,237 shares held by the EBB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (iv) 3,237 shares held by the JMB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (v) 3,237 shares held by the SEB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, and (vi) 3,795,795 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021. Mr. Boal exercises no voting power and no dispositive power over the shares described in clauses (iii), (iv) and (v) of the preceding sentence.
(2)Consists of (i) 174,206 shares held of record by Mr. Raskin, and (ii) 617,324 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(3)Consists of (i) 42,457 shares held of record by Ms. Strayer, (ii) 10,826 shares issuable upon the vesting of RSUs within 60 days of March 31, 2021, and (iii) 133,023 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.

(4)Consists of (i) 175,772 shares held of record by Ms. Chen, and (ii) 279,796 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(5)Based on information set forth in a Form 4 filed with the SEC on June 3, 2020, consists of 200,335 shares held of record by Mr. Summe.
(6)Consists of (i) 41,619 shares held of record by Mr. Gessow, (ii) 278,108 shares held of record by the Gessow Family Trust for which Mr. Gessow serves as trustee and (iii) 151,992 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(7)Ms. Hariton holds no shares of record.
(8)Consists of (i) 29,727 shares held of record by Mr. Horowitz, (ii) 325,000 shares held of record by the Horowitz Family Trust for which Mr. Horowitz serves as a trustee and (iii) 44,035 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(9)Consists of 27,053 shares held of record by Mr. McDonald.
(10)Consists of 23,696 shares held of record by Ms. McKenna.
(11)Consists of (i) 24,187 shares held of record by Mr. Oppenheimer and (ii) 16,163 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(12)Consists of 18,116 shares held of record by Ms. Wyatt.
(13)Consists of (i) 5,286,379 shares beneficially owned by our current directors, director nominee(s) and executive officers, (ii) 10,826 shares issuable upon the vesting of RSUs within 60 days of March 31, 2021 for the benefit of such individuals and (ii) 5,038,128 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2021.
(14)Based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2021 by Trigran Investments, Inc. Trigran Investments, Inc. has sole voting power over zero shares reported, shared voting power over 8,755,566 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 8,755,566 of the shares reported. The address of Trigran Investments, Inc. is 630 Dundee Road, Suite 230, Northbrook, IL 60062.
(15)Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group has sole voting power over zero shares reported, shared voting power over 147,541 of the shares reported, sole dispositive power over 6,609,035 of the shares reported, and shared dispositive power over 208,210 of the shares reported. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(16)Based on information set forth in a Schedule 13G/A filed with the SEC on February 16, 2021 by Miller Value Partners, LLC. Miller Value Partners has sole voting power over zero shares reported, shared voting power over 6,423,031 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 6,423,031 of the shares reported. The address of Miller Value Partners, LLC is One South Street, Suite 2550, Baltimore, MD 21202.
(17)Based on information set forth in a Schedule 13G/A filed with the SEC on February 01, 2021 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 5,840,897 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 5,968,055 of the shares reported, and shared dispositive power over zero shares reported. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
INDEMNIFICATION AGREEMENTS
In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.
ADDITIONAL INFORMATION
2020 Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2020 and our 2021 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “SEC Filings” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/sec-filings/default.aspx.
OTHER MATTERS
We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QUOT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49293-P54834

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUOTIENT TECHNOLOGY INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of two Class I directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steve Horowitz
02) Christy Wyatt

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

D49294-P54834

QUOTIENT TECHNOLOGY INC.
Annual Meeting of Stockholders
June 3, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Steven Boal and Connie Chen as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Quotient Technology Inc. held of record by the undersigned at the close of business on April 13, 2021 at the Annual Meeting of Stockholders to be held June 3, 2021 at 10:00 a.m. Pacific Time virtually at www.virtualshareholdermeeting.com/QUOT2021, and at any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side